UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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HOSTESS BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2019

Dear Hostess Stockholders:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Hostess Brands, Inc., which will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, May 30, 2019, at 10:00 a.m. local time.

At the Annual Meeting, we will ask you to elect three members of our board of directors, C. Dean Metropoulos, Laurence Bodner and Neil P. DeFeo; vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2018 (commonly referred to as “say-on-pay”); and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

We have elected to provide access to the proxy materials over the internet, other than to those stockholders who requested a paper copy, under the Securities and Exchange Commission’s “notice and access” rules to reduce the environmental impact and cost of our Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail, in accordance with the instructions included in the Proxy Statement.

On behalf of the board of directors, we would like to thank you for your continued interest and investment in Hostess Brands, Inc.

Sincerely,

Andrew P. Callahan

President and Chief Executive Officer

HOSTESS BRANDS, INC.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Thursday, May 30, 2019 at 10:00 a.m. local time.

Place:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111

Items of Business:	(1) To elect three Class III directors to serve until the 2022 annual meeting of stockholders or until their successors are duly elected and qualified.

(2) To vote on a non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2018 (“say-on-pay”).

(3) To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

(4) To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	Holders of record of our common stock as of the close of business on April 12, 2019 will be entitled to notice of, and to vote at, the Annual Meeting.

Voting:	Your vote is very important. All stockholders as of the record date are cordially invited to attend the Annual Meeting and vote in person. To assure your representation at the meeting, however, we urge you to vote by proxy as promptly as possible over the Internet or by telephone as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously returned a proxy.

By Order of the Board of Directors,

Jolyn J. Sebree

General Counsel and Secretary

This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 19, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to be held on May 30, 2019.

This proxy statement and our 2018 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.cstproxy.com/hostessbrands/2019 and at www.hostessbrands.com under the “Investors” tab.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information that you should consider, and you should review all of the information contained in the proxy statement before voting.

Annual Meeting of Stockholders

Date:	Thursday, May 30, 2019
Time:	10:00 a.m. local time
Location:	Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111
Record Date:	April 12, 2019
Voting:	Stockholders as of the record date are entitled to vote. Each share of Class A common stock and Class B common stock, voting together as a single class, is entitled to one vote.

Proposals and Voting Recommendations

	Board Recommendation	Page
Election of Directors
C. Dean Metropoulos	For	17
Laurence Bodner	For	17
Neil P. DeFeo	For	17
Advisory vote on compensation paid to named executive officers for 2018	For	54
Ratification of our independent registered public accounting firm	For	57

Voting Methods

You can vote in one of four ways:

Visit www.cstproxyvote.com to vote VIA THE INTERNET
Call 1-866-894-0536 to vote BY TELEPHONE
Sign, date and return your proxy card in the prepaid enclosed envelope to vote BY MAIL
Attend the meeting to vote IN PERSON

To reduce our administrative and postage costs and the environmental impact of the Annual Meeting, we encourage stockholders to vote via the Internet or by telephone, both of which are available 24 hours a day, seven days a week, until 6:00 p.m. Central Time on May 29, 2019. Stockholders may revoke their proxies at the times and in the manners described on page 4 of this proxy statement.

If your shares are held in “street name” through a bank, broker or other holder of record, you will receive voting instructions from the holder of record that you must follow for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares.

HOSTESS BRANDS, INC.

1 E. Armour Boulevard

Kansas City, Missouri 64111

2019 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement and the enclosed form of proxy are solicited on behalf of Hostess Brands, Inc., a Delaware corporation, by our board of directors for use at the 2019 Annual Meeting of Stockholders (referred to as the “Annual Meeting”) and any postponements or adjournments thereof. The Annual Meeting will be held at Loose Mansion, 101 E. Armour Boulevard, Kansas City, Missouri 64111, on Thursday, May 30, 2019, at 10:00 a.m. local time.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (referred to as the “SEC”) that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2018 Annual Report to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2018 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials are being first released on or about April 19, 2019 to all stockholders entitled to vote at the meeting.

Record Date

Stockholders of record at the close of business on April 12, 2019, which we have set as the record date, are entitled to notice of and to vote at the meeting.

Number of Outstanding Shares

On the record date, there were 101,301,842 outstanding shares of our Class A common stock, par value $0.0001 per share and 28,999,784 outstanding shares of our Class B common stock, par value $0.0001 per share.

Requirements for a Quorum

The holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. The Class A common stock and the Class B common stock will vote together as one class.

Votes Required for Each Proposal

Assuming a quorum is present, directors shall be elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Therefore, the three nominees who receive the greatest number of affirmative votes cast shall be elected as directors. We do not have cumulative voting rights for the election of directors.

The advisory vote on the compensation of our named executive officers for fiscal 2018 (commonly referred to as a “say-on-pay” proposal) and the proposal to ratify KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2019 shall be decided by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Although the say-on-pay vote is non-binding, it will provide information to our talent and compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our talent and compensation committee and our board of directors will consider when determining executive compensation for the years to come.

The vote on each matter submitted to stockholders is tabulated separately. A representative of Continental Stock Transfer and Trust Company will tabulate the votes.

Our Board’s Recommendation for Each Proposal

Our board of directors recommends that you vote your shares:

•	“FOR” each of the Class III director nominees;

•	“FOR” the say-on-pay proposal;

•	“FOR” the ratification of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2019.

Voting Instructions

You may vote your shares by proxy by doing any one of the following: vote via the Internet at www.cstproxyvote.com; call 1-866-894-0536 to vote by telephone; or sign, date and return your proxy or voting instruction card in the prepaid enclosed envelope to vote by mail. When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed.

If a proxy card is properly executed and returned and no voting specification is indicated, the shares will be voted (1) “for” the election of each of the Class III nominees for director set forth in this proxy statement, (2) “for” the non-binding advisory resolution to approve the compensation paid to our named executive officers for fiscal 2018, (3) “for” the proposal to ratify the appointment of KPMG LLP, as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2019, and (4) as the persons specified in the proxy deem advisable in their discretion on such other matters as may come before the meeting. As of the date of this proxy statement, we have received no notice of any such other matters.

If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet or by telephone or returned a proxy or voting instruction card by mail, and your in-person vote will supersede any vote previously cast.

Broker Non-Votes and Abstentions

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank, or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a “broker non-vote.”

The election of directors (“Proposal 1”) and the say-on-pay proposal (“Proposal 2”) are matters considered non-routine under applicable rules. Therefore, a broker, bank, or other nominee cannot vote without your instructions on Proposals 1 or 2; as a result, there may be broker non-votes on Proposals 1 and 2. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank, or other nominee.

The ratification of appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 (“Proposal 3”) is a matter considered routine under applicable rules. A broker, bank, or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3.

Each broker non-vote and abstention is counted for determining the presence of a quorum. The election of directors requires a plurality of votes cast. Neither broker non-votes nor any withhold votes in the election of directors will have any effect thereon. Because they represent votes present and entitled to vote that are not cast in favor of a proposal, abstentions have the same effect as votes “against” the say-on pay proposal. Broker non-votes, however, do not represent votes present and entitled to vote on non-routine matters, and therefore, have no effect on the say-on-pay proposal. With respect to the proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm of our Company for the fiscal year ending December 31, 2019, because they represent shares present and entitled to vote that are not voted in favor of a proposal, abstentions have the same effect as votes “against” such proposal.

Revoking Proxies

Any stockholder giving a proxy may revoke the proxy at any time before its use by furnishing to us either a written notice of revocation or a duly executed proxy (via Internet, telephone or mail) bearing a later date, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Election Inspector

We have engaged Continental Stock Transfer and Trust Company to be the election inspector. Votes cast by proxy or in person at the meeting will be tabulated by such election inspector, who will determine whether a quorum is present. The election inspector will treat broker non-votes and abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and as described in the “Broker Non-Votes and Abstentions” section of this proxy statement for purposes of determining the approval of any matter submitted to stockholders for a vote.

Voting Results

The final voting results from the Annual Meeting will be included in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Costs of Solicitation of Proxies

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation. We do not expect to engage or pay any compensation to a third-party proxy solicitor.

Householding

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials, and as applicable, any additional proxy materials that are delivered. A separate proxy card for each stockholder of record will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of the Notice or, if applicable, the printed proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice or Annual Report or, if applicable, the printed proxy materials, please notify us by sending a written request to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. Street name stockholders may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Availability of our Filings with the SEC and Additional Information

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also provide upon written request, without charge to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC on February 27, 2019. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this proxy statement.

This proxy statement and our 2018 Annual Report to Stockholders are also available at: http://www.cstproxy.com/hostessbrands/2019.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The Class A common stock of the Company is listed on the Nasdaq Capital Market (“NASDAQ”), and reports and other information on the Company can be reviewed at the office of NASDAQ.

Information Deemed Not Filed

Our 2018 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our Company but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

Other Information

We were originally incorporated in Delaware on June 1, 2015 as Gores Holdings, Inc. (“Gores”), as a special purpose acquisition company (“SPAC”), formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On August 19, 2015, Gores consummated its initial public offering (the “IPO”), following which its shares began trading on NASDAQ. On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” Gores acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess® brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”) free and clear of all past liabilities in April 2013 and relaunched the Hostess® brand later that year.

At the closing of the Business Combination, Gores changed its name to “Hostess Brands, Inc.” and its trading symbols on NASDAQ from “GRSH,” and “GRSHW,” to “TWNK” and “TWNKW”.

Following the Business Combination, Mr. Metropoulos and the Apollo Funds continued as stockholders and Mr. Metropoulos became Executive Chairman of Hostess Brands, Inc. On April 19, 2017, the Apollo Funds, an entity controlled by Mr. Metropoulos and Sponsor (as defined below) completed a public offering of approximately 23.1 million shares of Class A common stock. In such offering, the Apollo Funds sold substantially all of their shares of Class A common stock.

As used in this proxy statement, unless the context otherwise requires, references to the “Company,” “we,” “us” and “our” refer to Hostess Brands, Inc. and, where appropriate, its subsidiaries. “Sponsor” refers to Gores Sponsor, LLC, a Delaware limited liability company and the principal stockholder of Gores Holdings, Inc. prior to the Business Combination. “Metropoulos Entities” refer to Mr. Metropoulos and entities controlled by him that continue to hold an equity stake in us. “Legacy Hostess Equityholders” refer to the Apollo Funds and the Metropoulos Entities, collectively.

CORPORATE GOVERNANCE

Our Board

Our business and affairs are overseen by our board of directors, which currently consists of seven members. Set forth below are the biographies of each of our current directors.

C. Dean Metropoulos Chairman Age: 72 Director since: 2016 Chairman since: 2016

Mr. Metropoulos has served as our Non-Executive Chairman since January 2019. He served as our Executive Chairman from the consummation of the Business Combination through December 2018 and as our Interim President and Chief Executive Officer from March 2018 until May 2018. From 2013 until the Business Combination, Mr. Metropoulos served as either the Chief Executive Officer or the Executive Chairman of certain subsidiaries of Hostess Holdings and as a member of the board of the general partner of Hostess Holdings. Mr. Metropoulos is Chairman of Round Hill Investments LLC (f/k/a Metropoulos & Co.), a boutique acquisition and management firm focusing on the food and consumer sectors. Additionally, Mr. Metropoulos has served as Chairman and Director of Gores Metropoulos Inc. (Nasdaq: GMHI) since August 2018, and as the Managing Member and Chief Executive Officer of HRM Holdings LLC, since January 2019. Mr. Metropoulos has over 30 years of experience in acquiring and restructuring businesses in the U.S., Mexico and Europe and has been involved in approximately 80 transactions, including investments in Pabst Brewing Company, Pinnacle Foods Group, Inc. (Swanson/Hungry-Man, Vlasic Pickles, Open Pit Barbeque Sauce, Duncan Hines, Log Cabin Syrup, Mrs. Butterworth’s Syrup, Aunt Jemima Frozen Breakfast, Mrs. Paul’s Seafood, Van De Kamp’s Seafood, Celeste Pizza, & Lender’s Bagels), Aurora Foods, Stella Foods, The Morningstar Group, International Home Foods (Chef Boyardee, Pam Cooking Spray, Gulden’s Mustard & Bumble Bee Tuna), Ghirardelli Chocolates, Mumm and Perrier Jouet Champagnes and Hillsdown Holdings, PLC (Premier International Foods, Burtons Biscuits and Christie Tyler Furniture), among others. In light of Mr. Metropoulos’ business expertise, financial acumen and business industry contacts, we believe that he is well qualified to serve as a director on our board.

Andrew P. Callahan Director Age: 53 Director since: 2018	Mr. Callahan has served as a member of our board of directors since April 2018 and has served as our President and Chief Executive Officer since May 2018. Mr. Callahan served as the President of North American Foodservice & International at Tyson Foods, Inc. from February 2017 until September 2017. Prior to his last role, Mr. Callahan managed Tyson’s consumer brands, as President of Retail Packaged Brands, including iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Sara Lee®, Aidells® and Ball Park®, from August 2014 to February 2017. He served as an Executive Vice President and President of Retail at The Hillshire Brands Company (f/k/a Sara Lee Corporation), a producer of packaged meat and frozen bakery products, from June 2012 until its acquisition by Tyson in August 2014. Prior to joining The Hillshire Brands Company, Mr. Callahan served in positions of increasing responsibility in marketing, sales and general management for Sara Lee Corporation and Kraft Foods, Inc. Prior to joining Kraft Foods, Inc., Mr. Callahan spent seven years in the U.S. Navy as a Naval Flight Officer. Mr. Callahan previously served on the Board of Directors for the Grocery Manufacturers Association (GMA), the International Foodservice Manufacturers Association (IFMA), as well as the Make-A-Wish Foundation of Illinois. Mr. Callahan currently serves on the Rush University Hospital of

Chicago Veterans Advisory Council. We believe that Mr. Callahan’s experience in the retail and consumer industries and industry contacts makes him well-qualified to serve as a director on our board.
Laurence Bodner Independent Director Age: 56 Director since: 2016 Committees: Audit Talent and Compensation, Chair

Mr. Bodner has served as a member of our board of directors since the consummation of the Business Combination. Since February 2017, Mr. Bodner has served as the Chief Financial Officer of Sovos Brands, a food and beverage company seeking to acquire brands. From March 2016 to February 2017, Mr. Bodner served as a Senior Advisor at Advent International in its global retail, consumer and leisure team. Mr. Bodner served as Executive Vice President, Chief Financial Officer and Treasurer of Big Heart Pet Brands (formerly Del Monte Foods) from 2011 through July 2015. He joined Del Monte Foods in 2003 and served the company for 12 years in increasing levels of responsibility across the Finance and Operations functions. Prior to Del Monte Foods, Mr. Bodner also held senior financial positions at Walt Disney Company, as well as The Procter & Gamble Company. Mr. Bodner served on the board of directors of Hearthside Foods, a leading bakery, snack & customized solutions contract manufacturer for packaged foods products in North America and Europe, from April 2015 to May 2018. We believe that Mr. Bodner’s extensive experience in the retail and consumer industries and his financial expertise allows him to provide significant insight to our board and makes him well-qualified to serve as a director on our board.

Gretchen R. Crist Independent Director Age: 51 Director since: 2018 Committees: Talent and Compensation Nominating and Governance

Ms. Crist has served as a member of our board of directors since April 2018. From September 2016 through January 2019, Ms. Crist served as the Senior Vice President, Human Resources of Henkel Corporation in North America, which is part of Henkel, KGA, a large multi-national public company headquartered in Germany that manufactures adhesive technologies, beauty care products and laundry and home care products. Prior to Henkel, she served as Senior Vice President and Chief Human Resources Officer for The Sun Products Corporation, a company she helped found in 2008 as the third employee. Prior to joining The Sun Products Corporation, Ms. Crist was Vice President of Human Resources and Chief Human Resources officer for Playtex Products Corp., a New York Stock Exchange listed company that manufactures personal care products. Ms. Crist joined Playtex in 1995 and held positions of increasing responsibility until being named Chief Human Resources Officer in 2005. Prior to Playtex, Ms. Crist served in various human resources, talent acquisition and labor relations roles with New Power Corporation, Altria and Nestle Waters. Ms. Crist is a member of the society of Human Resources Management and HR50X Group. She is also past Executive Committee member of the Board, Secretary of Make-A-Wish Foundation of Connecticut (2009-2015) and board member of EBP Supply Solutions (2013-2016). She currently serves on the Make-A-Wish Governance Committee for Connecticut. We believe that Ms. Crist’s experience in the retail and consumer industries makes her well-qualified to serve as a director on our board. Ms. Crist also contributes to the diversity of our board.

Neil P. DeFeo Independent Director Age: 73 Director since: 2016 Committees: Talent and Compensation Nominating and Governance, Chair

Mr. DeFeo has served as a member of our board of directors since the consummation of the Business Combination. Since April 2018, Mr. DeFeo has been a founding partner of Nonantum Capital Partners. Mr. DeFeo served as a Senior Advisor to Charlesbank Capital Partners from 2012 through March 2017. He retired in 2012 as Chairman and in 2011 as CEO of The Sun Products Company, a private $1.5 billion company he helped found in 2008. Prior to that, he held Chairman/CEO positions with the NYSE-listed Playtex Products Corporation (2004-2007) and The Remington Products Corporation (1997-2003). Mr. DeFeo began his career with The Procter and Gamble Company, where he held various positions of increasing responsibility over a 25 year career, leaving as VP/Managing Director Worldwide Strategic Planning—Laundry and Cleaning. Following Procter and Gamble, Mr. DeFeo joined the Clorox Company, with direct responsibility for all of its U.S. business. Mr. DeFeo currently serves on the board of directors of Driscoll’s (since 1998), a private agriculture company, where he chairs the nominating and governance committee and serves on the company’s compensation committee. In addition, Mr. DeFeo serves on the board of directors of The Prostate Cancer Foundation, a not for profit corporation focused on funding research into the prevention and cure of prostate cancer. Over a 40+ year career Mr. DeFeo has served on over 25 boards, both public and private, business and non-profit. He has been involved with over 50 different businesses and brands. Mr. DeFeo holds a bachelor’s degree in Electrical Engineering from Manhattan College, where he also served for 15 years as a director. We believe that Mr. DeFeo’s numerous public and private company directorship roles and his over 40 years of experience in the consumer products industry make him well-qualified to serve as a director on our board.

Jerry D. Kaminski Independent Director Age: 62 Director since: 2016 Committees: Audit Nominating and Governance

Mr. Kaminski has served as a member of our board of directors since the consummation of the Business Combination. Since August 2018, Mr. Kaminski has served as Executive Vice President and Chief Operating Officer of Land O’Lakes Inc. From December 2013 until August 2018, he served as Executive Vice President and Chief Operating Officer of the Land O’Lakes, Inc. International business. Mr. Kaminski oversees Land O’Lakes Global Dairy Ingredients, the Villa Crop Protection joint venture in South Africa, the Bidco Africa joint venture in Kenya and Global Seed Genetics in Mexico. Prior to this role, Mr. Kaminski was the Executive Vice President and Group Executive of Global Dairy Foods from January 2012 to December 2013, where he led $5B P&L consisting of the entire Land O’Lakes dairy portfolio: Retail Dairy, Foodservice and Global Ingredients. From January 2010 to December 2011, Mr. Kaminski held the position of Executive Vice President and Chief Operating Officer of Industrial Foods, which consisted of the Land O’Lakes domestic dairy ingredients business. Mr. Kaminski was Vice President and General Manager of Dairy Solutions, where he ran Land O’Lakes’ domestic Foodservice business when he joined the company in March 2007 to January 2010. Before joining Land O’Lakes, Mr. Kaminski served as a Vice President and General Manager at General Mills, where he held various leadership positions in the retail and business-to-business segments. Mr. Kaminski also served as President and Chief Operating Officer at Sparboe Foods. In addition, Mr. Kaminski has been on the board of directors of the Global Dairy Platform since 2012, which is an association of the world’s largest dairy companies promoting sustainable dairy consumption. We believe that Mr. Kaminski’s international business experience, together with his background in the consumer packaged goods industry, is of value to our board and make him well-qualified to serve as a director on our board.

Craig D. Steeneck Lead Independent Director Age: 61 Director since: 2016 Committees: Audit, Chair	Mr. Steeneck has served as a member of our board of directors since the consummation of the Business Combination and as Lead Independent Director since January 2019. Mr. Steeneck has been a member of the board of directors of Freshpet, Inc. since November 2014, where he chairs the audit committee. Mr. Steeneck has been a member of the board of directors of Collier Creek Holdings since November 2018, of which he is the chairman of the audit committee and a member of the compensation committee. Mr. Steeneck served as the Executive Vice President and Chief Financial Officer of Pinnacle Foods Inc. from July 2007 through October 2018, where he oversaw the company’s financial operations, treasury, tax, information technology, investor relations and corporate development. From June 2005 to July 2007, Mr. Steeneck served as Executive Vice President, Supply Chain Finance and IT of Pinnacle Foods, helping to redesign the supply chain to generate savings and improved financial performance. From April 2003 to June 2005, Mr. Steeneck served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Cendant Timeshare Resort Group (now Wyndham Worldwide), playing key roles in wide-scale organization of internal processes and staff management. From March 2001 to April 2003, Mr. Steeneck served as Executive Vice President and Chief Financial Officer of Resorts Condominiums International (now Wyndham Worldwide). From October 1999 to February 2001, he was the Chief Financial Officer of International Home Foods Inc. Mr. Steeneck provides the board of directors with extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise. We believe that Mr. Steeneck’s extensive management experience in the consumer packaged goods industry as well as accounting and financial expertise, make him well-qualified to serve as a director on our board.

Name	Age	Class	Term Expiration	Director Since	Independent	Primary Occupation	Audit Comm.	Talent & Comp Comm.	Nom & Gov Comm.
C. Dean Metropoulos	72	III	2019	2016	No	Chairman of Round Hill Investments LLC	—	—	—
Andrew P. Callahan	53	I	2020	2018	No	President and CEO of Hostess Brands, Inc. (effective May 7, 2018)	—	—	—
Laurence Bodner	56	III	2019	2016	Yes	CFO of Sovos Brands	X	X (Chair)	—
Gretchen R. Crist	51	I	2020	2018	Yes	Former SVP, Human Resources of Henkel Corporation in North America	—	X	X
Neil P. DeFeo	73	III	2019	2016	Yes	Founding Partner of Nonantum Capital Partners	—	X	X (Chair)
Jerry D. Kaminski	62	II	2021	2016	Yes	EVP & COO of Land O’Lakes Inc.	X	—	X
Craig D. Steeneck	61	II	2021	2016	Yes	Former EVP & CFO of Pinnacle Foods Inc.	X (Chair)	—	—

Board Structure

Our second amended and restated certificate of incorporation and our amended and restated bylaws provide for a classified board of directors with staggered three-year terms, consisting of the three classes as indicated in the table above.

Our board of directors has determined that Messrs. Kaminski, Steeneck, Bodner and DeFeo and Ms. Crist each qualify as an “independent director,” as defined in the corporate governance rules of NASDAQ.

Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.

Board Leadership Structure

Since the Business Combination, except for a brief period during which our Chairman, Mr. Metropoulos, served as Interim President and Chief Executive Officer from March 31, 2018 until May 6, 2018, our leadership structure has separated the roles of Executive Chairman of the Board and Chief Executive Officer, with Mr. Metropoulos serving as our Chairman since the Business Combination (including as Executive Chairman until December 31, 2018) and William D. Toler serving as our President and Chief Executive Officer from the Business Combination until March 30, 2018, and, since May 7, 2018, Andrew P. Callahan serving as our President and Chief Executive Officer. Our board believes that separating these roles provides the appropriate balance between strategy development, flow of information between management and the board of directors, and oversight of management. As Chairman, Mr. Metropoulos, among other responsibilities, presides over regularly scheduled meetings of the board, serves as a liaison between the directors, and performs such additional duties as our board of directors may otherwise determine and delegate. By having Mr. Metropoulos serve as Chairman of the Board, Mr. Callahan is better able to focus his attention on running our Company. In addition, since January 2019, Craig D. Steeneck has served as our Lead Independent Director. As Lead Independent Director, Mr. Steeneck presides over all executive sessions of our independent directors, serves as interim chairman in the event of conflicts or unforeseen circumstances, and generally provides leadership to, and fosters coordination among, our independent directors, enabling them to better fulfill their role of bringing expert outside perspectives to the Board.

The Board’s Role in Risk Oversight

Although our management is primarily responsible for managing our risk exposure on a daily basis, our board of directors oversees the risk management processes. Our board determines the appropriate level of risk for our Company, assesses the specific risks that we face, and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our board administers this risk management oversight function, the board has delegated to the Audit Committee oversight duties and addressing risks inherent in its areas of responsibility.

Board Participation

Our board of directors held 16 meetings and acted through written consent 4 times in fiscal 2018. During fiscal 2018, each of our directors attended at least 75% of the meetings of our board of directors and of the committees on which he serves or served (excluding, in the case of non-independent directors, any meetings solely of independent directors). We regularly schedule executive sessions in which independent directors meet without the presence or participation of management.

We encourage our directors to attend each annual meeting of stockholders. Six of our directors attended the 2018 annual meeting of stockholders.

Board Committees

Our board of directors has the authority to appoint committees to perform certain oversight and other functions as directed by the board. Our board of directors has an Audit Committee, a Talent and Compensation Committee, and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by the board of directors.

Audit Committee

Our Audit Committee provides oversight of our accounting and financial reporting process, the audit of our financial statements and our internal control function. Our Audit Committee has a written charter that sets forth our Audit Committee’s purpose and responsibilities, which include:

•

appointing, compensating, retaining and overseeing the independent auditor; determining the compensation and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	reviewing the qualifications and performance of the independent auditor and evaluating the independence of the independent auditor;

•

reviewing and discussing with management and the auditors the annual audit plan and the information which is required to be reported by the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting);

•	reviewing and discussing with management and the auditors the Company’s accounting and internal control policies;

•	discussing with management major risk assessment and risk management policies;

•

reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K and Form 10-Q;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	reviewing and approving all related-party transactions; and

•	evaluating its performance and reporting the results to the board.

Our Audit Committee has the authority to retain advisors as the committee deems appropriate. Our Audit Committee is comprised of Craig D. Steeneck, the chair of the committee, Laurence Bodner and Jerry D. Kaminski. All members of our Audit Committee qualify as independent directors according to the rules and regulations of the SEC and NASDAQ with respect to audit committee membership. Each of Mr. Steeneck and Mr. Bodner is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Audit Committee had 10 meetings during fiscal 2018.

Talent and Compensation Committee

Our Talent and Compensation Committee adopts, administers and reviews the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. Our Talent and Compensation Committee also oversees talent management and succession planning with respect to our management team. Our Talent and Compensation Committee has a written charter that sets forth the Talent and Compensation Committee’s purpose and responsibilities, including:

•	reviewing key employee compensation goals, policies, plans and programs;

•	evaluating the performance of our Chief Executive Officer and other executive officers;

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving employment agreements, severance arrangements and other similar arrangements between us and our executive officers;

•	evaluating director compensation;

•	reviewing employee benefit plans and perquisites;

•	administering our stock ownership guidelines, stock plans and other incentive compensation plans;

•	preparing the Compensation Committee Report in accordance with the rules and regulations of the SEC;

•	overseeing our regulatory compliance with respect to compensation matters; and

•	evaluating its performance and reporting the results to the board.

Our Talent and Compensation Committee is comprised of Laurence Bodner, the chair of the committee, Gretchen R. Crist and Neil P. DeFeo. Mr. Bodner, Ms. Crist, and Mr. DeFeo are independent directors according to the rules and regulations of the SEC and NASDAQ with respect to compensation committee membership. Jerry D. Kaminski, an independent director according to the rules and regulations of the SEC and NASDAQ with respect to compensation committee membership, served on the Talent and Compensation Committee until the appointment of Ms. Crist to the board of directors in April 2018.

Our Talent and Compensation Committee had 8 meetings and acted through written consent 5 times during 2018.

Our Talent and Compensation Committee has the authority to retain advisors as the committee deems appropriate. The Talent and Compensation Committee has engaged Mercer as its independent compensation consultant, see “Compensation Discussion & Analysis—Post-Business Combination 2018 Committee Actions”, to assist the Talent and Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our performance-based and other compensation practices going forward.

Our Talent and Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The committee recognized that, during 2018, we paid Mercer $174,000 for executive compensation consulting services and paid Mercer and its affiliates $297,981 for services rendered to us in their capacities other than relating to executive compensation. The decisions to use Mercer and its affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these engagements as unrelated to our Talent and Compensation Committee’s engagement of Mercer, and we do not require the Talent and Compensation Committee or our Board to review each use of Mercer or its affiliates for such purposes. The Talent and

Compensation Committee also considered that the Mercer consultants providing services to the Talent and Compensation Committee do not benefit economically from the provision of the non-executive compensation services and work in a different office separate from the part of Mercer that provides the other services. The Talent and Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and required by SEC rules and concluded that the proposed engagement of Mercer by our Talent and Compensation Committee for executive compensation work did not raise a conflict of interest and that Mercer remained independent.

Nominating and Governance Committee

Our Nominating and Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our board of directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our board of directors. Our Nominating and Governance Committee oversees the annual evaluation of the Board of Directors, as well as the evaluation of the individual directors nominated for election at the annual meeting. Our Nominating and Governance Committee has a written charter that sets forth the committee’s purpose and responsibilities, which, in addition to the items listed above, include:

•	developing and assessing criteria and qualifications for membership on our board and its committees;

•	identifying, recruiting, evaluating and screening individuals qualified to become members of our board and its committees, consistent with criteria approved by our board;

•	selecting, or recommending that the board select, the director nominees;

•	recommending to the board director nominees to fill vacancies on the board, as necessary;

•	reviewing, assessing and recommending nominees for membership on, and chairmanship of, the various committees of the board;

•	overseeing compliance with our corporate governance policies;

•	reviewing and recommending to our board any amendments to our corporate governance policies; and

•	evaluating its performance and reporting the results to the board.

Our Nominating and Governance Committee has the authority to retain advisors as the committee deems appropriate. Our Nominating and Governance Committee is comprised of Neil P. DeFeo, the chair of the committee, Gretchen R. Crist, and Jerry D. Kaminski.

Our Nominating and Governance Committee had 6 meetings during fiscal 2018.

Identifying and Evaluating Director Candidates

Our Nominating and Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors. Stockholders wishing to recommend director candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111, and giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

The evaluation process for director nominees who are recommended by our stockholders is the same as for any other nominee and is based on numerous factors that our nominating and governance committee considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity reflecting ethnic background, gender and professional experience, and the extent to which the nominee would fill a present need on our board of directors.

Board Diversity

While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the Nominating and Governance Committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of our board of directors. Nominees will not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prohibited by law. The Nominating and Governance Committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition.

Availability of Corporate Governance Information

Our board of directors has adopted charters for our Audit, Talent and Compensation, and Nominating and Governance Committees describing the authority and responsibilities delegated to the committee by our board of directors. Our board of directors has also adopted a code of ethics that applies to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. We post on our website, at www.hostessbrands.com under the “Investors” tab, the charters of our Audit, Talent and Compensation, and Nominating and Governance Committees and the code of ethics referenced above. A copy of the code of ethics has been provided to each member of our management team. We intend to disclose any amendments to our code, or any waivers of its requirements, on our website to the extent required by applicable SEC or NASDAQ rules. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement. These documents are also available in print to any stockholder requesting a copy in writing from our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Communications with our Board of Directors

Stockholders and other interested parties wishing to communicate with our board of directors or with an individual member of our board of directors may do so by writing to our board of directors or to the particular member of our board of directors and mailing the correspondence to our Secretary at 1 E. Armour Boulevard, Kansas City, Missouri 64111. All such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

Our Nominating and Governance Committee recommended, and the board of directors nominated:

•	C. Dean Metropoulos

•	Laurence Bodner

•	Neil P. DeFeo

as nominees for election as Class III members of our board of directors. Mr. Metropoulos, Mr. Bodner and Mr. DeFeo are each presently Class III directors of our Company. Each nominee has consented to serve a three-year term if elected, concluding at the 2022 annual meeting of stockholders. Biographical information about each of our directors, including Mr. Metropoulos, Mr. Bodner and Mr. DeFeo, is contained in the section above. At the Annual Meeting, three directors will be elected to our board of directors.

Required Vote

The three nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” each of these three nominees.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

DIRECTOR COMPENSATION

Our board of directors has approved a compensation policy for our non-management directors. Beginning in April 2018, under this policy, the annual cash retainer for non-management directors was increased from $60,000 to $70,000. This retainer is payable quarterly. The non-management directors also receive an annual equity award with a grant date value of $95,000 (increased from $77,000 in April 2018) that vests annually and reimbursement of expenses relating to attendance at board and committee meetings. Members of our Audit Committee receive an additional annual cash retainer of $10,000 and the chairperson of our Audit Committee receives an additional annual cash retainer of $20,000. Members of our Talent and Compensation Committee receive an additional annual cash retainer of $6,500 and the chairperson of our Talent and Compensation Committee receives an additional annual cash retainer of $15,000. Members of our Nominating and Governance Committee receive an additional annual cash retainer of $4,000 and the chairperson of our Nominating and Governance Committee receives an additional annual cash retainer of $10,000.

In respect of their annual equity awards for service commencing with the closing of the Business Combination, on January 25, 2017, the non-management directors each received an award (the “January RSUs”) in the form of 5,683 restricted stock units (“RSUs”) based upon a value of $77,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share. The shares underlying the January RSUs vested on November 4, 2017, the anniversary of the Business Combination. Our board believes that it is appropriate for annual equity awards to our non-management directors to be made on or around the time of each annual meeting of stockholders. In order to align the timing of granting and vesting of annual equity awards with such annual award schedule, an award of 3,799 RSUs was granted to the non-management directors in November 2017 based upon a value of $46,000 (for the pro rata period of service from November 4, 2017 until the then-estimated date of our 2018 Annual Meeting), divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share. An award of 831 RSUs was granted to Ms. Crist upon her appointment to our board of directors in April 2018 based upon a value of $12,000 (for the pro rata period of service from her appointment until the date of our 2018 Annual Meeting), divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share. The shares underlying the RSUs granted to our non-management directors in November 2017 and the RSUs granted to Ms. Crist vested on June 7, 2018, the date of our 2018 Annual Meeting and will be paid in the form of shares issued on a director’s cessation of service on the board, or if earlier, a change of control.

On June 7, 2018, our Board made an annual award of 7,127 RSUs to each non-management director based upon a value of $95,000 divided by the average closing price of our Class A common stock over the 20-trading day period preceding the date of grant, rounded to the nearest share. The shares underlying such RSUs will vest on the earlier of the 2019 Annual Meeting or September 7, 2019, subject to earlier vesting in connection with the director’s death or disability or a change of control and will be paid in the form of shares issued on a director’s cessation of service on the board, or if earlier, a change of control.

In 2018, Messrs. Callahan, Metropoulos and Toler did not receive any additional compensation for their service on the board of directors. See the section of this proxy statement titled “Executive Compensation” below for a description of the compensation paid to these individuals.

Effective January 1, 2019, Mr. Metropoulos transitioned from Executive Chairman to Non-Executive Chairman. Mr. Metropoulos will receive an annual cash retainer in an amount equal to that paid to the other non-management directors ($70,000) for his service as a director, and an additional $105,000 annual cash retainer for his service as Non-Executive Chairman, all paid quarterly. He also received an award of 3,539 RSUs upon becoming Non-Executive Chairman, with a grant date fair value of $38,717 (for the pro rata period of service from his appointment as Non-Executive Chairman until the date of our 2019 Annual Meeting). Such RSUs shall vest upon the first to occur of (i) the 2019 Annual Meeting, (ii) October 1, 2019, (iii) his death or disability, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date, and shall be settled upon termination of his board service or if earlier, a change of control of the Company. Also effective on January 1, 2019, Mr. Steeneck was appointed Lead Independent Director. Mr. Steeneck will receive an additional $25,000 annual cash retainer for such role, paid quarterly.

Director Compensation Table

The following table sets forth a summary of the compensation paid to each person serving as a director of the Company for any part of 2018, other than Andrew P. Callahan, C. Dean Metropoulos and William D. Toler, whose compensation is disclosed elsewhere in this proxy statement, for service in fiscal 2018.

Name	Fees Earned or Paid in Cash		Share Awards (1)	Option Awards	All Other Compensation	Total
Laurence Bodner	$92,198		$92,722	-	-	$184,920
Gretchen R. Crist	57,327	(2)	104,697	-	-	162,024
Neil P. DeFeo	83,698		92,722	-	-	176,420
Jerry D. Kaminski	83,019		92,722	-	-	175,741
Craig D. Steeneck	88,934		92,722	-	-	181,656
Mark Stone (3)	-		-	-	-	-

(1)

Consists of: 7,127 shares at the closing price of $13.01 per share on the date of grant (June 7, 2018). The number of shares is based upon a value of $95,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share. For Ms. Crist, also includes a pro-rata award of 831 shares at the closing price of $14.41 per share on the date of grant (April 12, 2018) based upon a value of $12,000 divided by the 20-trading day average price per share for the period preceding the date of grant.

(2)	Reflects the pro-rata amount paid to Ms. Crist in 2018 based on her appointment in April 2018.

(3)	Mr. Stone did not receive any compensation for his service on the Board. Mr. Stone resigned from our board of directors on April 12, 2018.

The following table lists all outstanding unvested equity awards held by our directors, other than Andrew P. Callahan and C. Dean Metropoulos, whose awards are disclosed elsewhere in this proxy statement, as of April 12, 2019.

Name	Date of Grant	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Laurence Bodner	June 7, 2018	7,127	$92,722
Gretchen R. Crist	June 7, 2018	7,127	92,722
Neil P. DeFeo	June 7, 2018	7,127	92,722
Jerry D. Kaminski	June 7, 2018	7,127	92,722
Craig D. Steeneck	June 7, 2018	7,127	92,722

(1)

RSU awards will vest upon the first to occur of (i) the 2019 Annual Meeting, (ii) September 7, 2019, (iii) the death or disability of the director, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date and shall be settled upon the director’s termination of board service, or if earlier, a change of control of the Company.

(2)

Number of shares at the closing price on the date of grant ($13.01 on June 7, 2018). The number of shares is based upon a value of $95,000 divided by the 20-trading day average closing price per share for the period preceding the date of grant rounded to the nearest share.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 12, 2019:

	Age	Position
Andrew P. Callahan	53	Director, President and Chief Executive Officer
Thomas A. Peterson	46	Executive Vice President, Chief Financial Officer & Treasurer
Michael J. Cramer	66	Executive Vice President, Chief Administrative Officer & Assistant Secretary
Andrew W. Jacobs	51	Executive Vice President, Chief Operating Officer
John L. Kalal	56	Senior Vice President of Bakery Operations & Supply Chain
Chad S. Lusk	40	Senior Vice President, Chief Marketing Officer
Darryl P. Riley	59	Senior Vice President of Quality, Food Safety and R&D
Jolyn J. Sebree	47	Senior Vice President, General Counsel & Secretary
Jerrold L. Williams	46	Senior Vice President, Chief Human Resources Officer

Andrew P. Callahan’s biography is set forth under the heading “Our Board” above. Mr. Callahan has served as our President and Chief Executive Officer since May 2018, at which time he succeeded Mr. C. Dean Metropoulos.

Thomas A. Peterson.    Mr. Peterson has served as our Executive Vice President, Chief Financial Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since March 2016. Prior to that, he was employed at Hostess Brands, LLC as the Senior Vice President and Corporate Controller from April 2013 through February 2016. Prior to that, he served as a Managing Director for FTI Consulting from March 2011 to April 2013. Prior to this role, he served as a Director of FTI Consulting from January 2009 to March 2011.

Michael J. Cramer.    Mr. Cramer has served as our Executive Vice President, Chief Administrative Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. Mr. Cramer has served as Vice President at CDM Hostess Class C, LLC, Vice President at Hostess CDM Co-Invest, LLC and as Vice President at Fairmont Aviation LLC since April 2013 and as a director of Gores Metropoulos, Inc. since January 2019. From June 2010 through November 2014, he served as Senior Vice President and Director of Pabst Brewing Company. From July 2010 through August 2017, he served as Founding Director of the Texas Program in Sports and Media at University of Texas Austin and also was appointed as a Senior Lecturer. He continues to serve as a Senior Fellow.

Andrew W. Jacobs.    Mr. Jacobs has served as our Executive Vice President and Chief Operating Officer since December 2017, and he served as our Executive Vice President, Chief Commercial Officer from June 2017 to December 2017. Prior to these roles, he served as our Senior Vice President, Chief Customer Officer since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since September 2014. From February 2014 through September 2014, he was employed at Hostess Brands, LLC as the Senior Vice President, Strategic Channels. From September 2012 until February 2014, he served as President of Wolfgang Candy Company. From September 2003 through May 2012, he served as Vice President and General Manager (US Customers) for The Hershey Company. In 2015, Mr. Jacobs and his brother were found jointly and severally liable by the U.S. District Court of Northern Ohio for a civil violation of Exchange Act Rule 14e-3(a) in connection with a stock purchase made by Mr. Jacob’s brother in 2009. Mr. Jacob’s brother was required to disgorge approximately $50,000 in profits related thereto and each were enjoined from future violations of Rule 14e-3.

John L. Kalal.    Mr. Kalal has served as our Senior Vice President of Bakery Operations and Supply Chain since December 2018. He also serves in the same role at Hostess Brands, LLC. From June 2013 to December 2018, he served as Vice President & General Manager, Manufacturing Divisions for G3 Enterprises. From April 2012 through May 2013, he served as Vice President, Protein Operations for Dairy Farmers of

America. From July 2003 through December 2011, he served in multiple roles for CSM Bakery Supplies North America including Senior Vice President, Supply Chain from 2008 through 2011.

Chad S. Lusk.    Mr. Lusk has served as our Senior Vice President, Chief Marketing Officer since April 2019. He also serves in the same role at Hostess Brands, LLC. From March 2017 to December 2018, he served as Executive Vice President, Chief Marketing Officer for Chamberlain Group, Inc. He worked for the Ferrara Candy Company from March 2014 through January 2017 as Senior Vice President of Marketing and Chief Strategy Officer. From November 2011 through March 2014, Mr. Lusk worked for Mid-Atlantic Convenience Stores as Chief Strategy Officer & Head of Wholesale Operations.

Darryl P. Riley.    Mr. Riley has served as our Senior Vice President of Quality, Food Safety and R&D since December 2016. From March 2016 through November 2016, Mr. Riley served as President of Total Food Safety Management, overseeing Quality and Food Safety. Prior to this position he served as Vice President, R&D, Quality & Innovation at Kraft Foods Company from September 2013 to August 2015. From July 2004 through August 2013, he served as Vice President, Research, Quality & Technology at the Kellogg Company.

Jolyn J. Sebree.    Ms. Sebree has served as our Senior Vice President, General Counsel and Secretary since the consummation of the Business Combination and served in the same capacity at Hostess Brands, LLC since April 2013. From March 2012 through April 2013, she served as Senior Vice President, Acting General Counsel and Corporate Secretary at Old Hostess and related entities. Prior to this role, she served as Vice President and Assistant General Counsel at Old Hostess and related entities from August 2011 to March 2012.

Jerrold L. Williams.    Mr. Williams has served as Senior Vice President, Chief Human Resources Officer since February 2019. He also serves in the same role at Hostess Brands, LLC. From January 2018 through January 2019, he provided human resources consulting services to various companies. From June 2014 to January 2018, he worked at Daymon Worldwide, first in the role of Vice President of Human Resources for NAPBD and Global Functions (June 2014 through October 2015) and then as Chief Human Resources Officer (November 2015 to January 2018). From July 2013 to June 2014 he served as Director of Human Resources for Supply Chain for US Foods.

Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies, programs and practices for our named executive officers (“NEOs”) identified in the table below and the positions they held in 2018. For purposes of this CD&A, the “Committee” refers to the Talent and Compensation Committee of our board.

Named Executive Officers

2018 represented a year of transition for the Company, where we experienced significant changes in our executive team. As previously announced, our prior CEO, Mr. William Toler, retired on March 30, 2018. Upon Mr. Toler’s retirement, our Chairman, Mr. C. Dean Metropoulos was named as the Company’s Interim President and CEO until Andrew P. Callahan was hired as our President and CEO on May 7, 2018. Mr. Callahan brings a wealth of industry expertise and leadership to the Company and has led the Company through strategic and operational challenges in 2018. The remainder of our senior executive team is comprised of individuals who also have significant industry experience and leadership. We believe that our management team’s expertise in managing brands and operating packaged food businesses enables us to position the Company for future growth.

Our NEOs for 2018 were as follows:

Named Executive Officer	Executive Officer Position as of December 31, 2018
Andrew P. Callahan	President and Chief Executive Officer
C. Dean Metropoulos	Executive Chairman and Former Interim Chief Executive Officer (1)
Thomas A. Peterson	EVP, Chief Financial Officer & Treasurer
Andrew W. Jacobs	EVP, Chief Operating Officer
Michael J. Cramer	EVP, Chief Administrative Officer & Assistant Secretary
Jolyn J. Sebree	SVP, General Counsel & Secretary
William D. Toler	Former Chief Executive Officer
Stuart S. Daley	Former SVP, Operations & Supply Chain (2)

(1)	Effective January 1, 2019, Mr. Metropoulos transitioned from Executive Chairman to Non-Executive Chairman of our Board.

(2)	Mr. Daley served as SVP, Operations & Supply Chain from March 5, 2018 through September 19, 2018.

Selected 2018 Business Highlights

In 2018, we acquired certain U.S. breakfast assets from Aryzta, LLC, which included a bakery, inventory, and the Cloverhill® and Big Texas® brand names (collectively referred to as the “Cloverhill Business”), adding new brands to our portfolio and enabling us to expand our Hostess® breakfast offerings. The Company continued to grow its point of sale results ahead of the sweet baked goods category in 2018 and expanded its market share. The addition of the Cloverhill Business is expected to improve our long-term financial outlook, though it required significant investments to transform and integrate the business into the Company, which had a negative impact on our 2018 financial results. In 2018, we continued to build on our core competencies, which include enhancing our strong brand, delivering consumer-relevant innovation, and maintaining and growing collaborative customer partnerships. However, our financial results were below our 2018 annual operating plan targets.

In 2018 (1):

•	the Company achieved net revenue growth of 9.6% to $850.4 million;

•	the Company’s adjusted EBITDA fell by 19.1% to $186.2 million;

•

the Company acquired the Cloverhill Business and transformed it to deliver significantly improved profit margins beginning in 2019 while also enabling expansion of the Hostess® brand in breakfast products; and

•	the Company executed a multi-faceted price increase to partially offset inflationary pressures from transportation and production input costs.

While net revenue in 2018 exceeded 2017 performance, adjusted EBITDA declined for that same period. The overall decline in adjusted EBITDA was largely driven by the short-term performance of the Cloverhill Business, higher costs and other inflationary pressures, including customer allowances and transportation costs.

Our 2018 financial results were also below annual operating plan targets set for the year, primarily because of the higher costs, inflationary pressures and the reduced display volume specific to the mass retailer channel. Management has taken several initiatives to position the Company for success in 2019, including the transformation of the Cloverhill Business and pricing actions to partially offset the impact of inflationary pressures.

Executive Summary of 2018 Compensation

The Company’s 2018 short-term incentive (“STI”) plan requires a threshold level of adjusted EBITDA performance be achieved in order to fund a bonus. Based on the financial results noted above, we did not meet our threshold adjusted EBITDA performance in 2018 to fund STI. In line with our pay for performance philosophy, no bonuses were funded or paid to any NEOs other than Mr. Callahan, who became President and Chief Executive Officer in May 2018 and whose employment agreement contains a guaranteed bonus for 2018 (to be paid in 2019), as described herein and under “Executive Compensation—Employment Agreements” below.

In early 2017, after consummation of the Business Combination, we made initial equity awards to the then-current management to create strong alignment with stockholders and to provide a strong incentive to achieve multi-year adjusted EBITDA growth goals. The 2017 grants included a mix of stock options, performance stock units (“PSUs”) that measure multi-year adjusted EBITDA, and restricted stock units (“RSUs”). All awards vest over either three or four years of continued employment with the Company and if applicable, achievement of performance metrics. Based on the closing stock price of $10.94 as of December 31, 2018, all stock options are out-of-the-money, indicating alignment of pay and performance. The 2018 adjusted EBITDA results did not meet the threshold for funding the 2018 portion of the PSU plan. The value of RSUs granted has fluctuated with the share price. Accordingly, these awards also serve to align executive compensation with the performance of our common stock.

The only NEO equity grants made during 2018 were to Mr. Callahan and Mr. Daley who joined Hostess as our President and CEO and SVP, Operations & Supply Chain, respectively. Mr. Callahan received a 2018 grant with award values split equally between RSUs, stock options, and PSUs. The PSUs granted to Mr. Callahan contain a

(1)

The presentation of financial results for the year ended December 31, 2018 includes certain non-GAAP financial measures and comparisons to the year ended December 31, 2017. For a complete presentation of our financial results for the years ended December 31, 2018 and 2017 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 27, 2019.

different performance metric from adjusted EBITDA, according to which the Company’s total stockholder return (“TSR”) will be measured against companies in the S&P 1500 Packaged Foods & Meats sector. Mr. Daley received a 2018 grant consisting of RSUs, stock options and PSUs. The PSUs granted to Mr. Daley contained an EBITDA based performance metric for 2018 and 2019, the same as those contained in the 2017 awards to other NEOs mentioned above. These grants were intended to align Messrs. Callahan and Daley with stockholders and provide an incentive to outperform similar companies on stockholder value creation.

The mix of compensation provided to Mr. Metropoulos is significantly different from the compensation of our other NEOs and reflects his leadership of the Company prior to and in connection with the Business Combination in 2016 and as Executive Chairman thereafter until December 31, 2018. See description under “Executive Compensation—Employment Agreements” below.

Mr. Toler also received a consulting fee for services performed after his retirement as our President and Chief Executive Officer. See “Executive Compensation—Employment Agreements” below.

Engagement with Stockholders

Since the Business Combination, we have maintained very active contact with our stockholders. In 2018, we met directly with stockholders holding at least 65% of our outstanding shares. Although executive compensation is not the primary topic discussed generally, the overall program design has been publicly disclosed to ensure that stockholders are aware of the approach being taken to motivate and reward our management team in a way that provides strong pay and performance alignment. In our 2018 say-on-pay vote, just under 99% of our stockholders voted to approve our compensation programs. We take this as a sign of strong support for our overall pay program design, though we will continue to engage with stockholders and incorporate feedback as appropriate.

Pay Philosophy

Our pay philosophy has been established to allow us to attract and retain talented senior leaders that can drive business success and create stockholder value. Key aspects of the pay strategy are to:

•	Target an overall compensation level that is competitive in the market; the long-term intent is generally to pay NEO compensation approximating market median for target pay;

•	Emphasize pay for performance with clear objectives and strong alignment between results and pay delivered; and

•	For senior executives, provide a significant focus on long-term performance achievement that is aligned with stockholder outcomes.

The Committee reviews management pay on a total compensation basis with a stronger focus on pay for performance and creation of stockholder value for members of senior management.

Performance-Based Compensation Mix

We have four elements of total compensation:

1.	Base salary

2.	Short-term incentives

3.	Long-term equity incentives (there were no NEO grants in 2018 other than to Messrs. Callahan and Daley in connection with their employment)

4.	Other compensation (benefits and perquisites)

Based on our targeted compensation (including target grant date value of equity awards(1) and target annual bonus amounts minus the portion of the 2018 award that was guaranteed for payout as stipulated in Mr. Callahan’s employment agreement when he joined the Company), 75% of Mr. Callahan’s annual compensation (including his annual cash compensation without any pro-ration for his service during a portion of the year) and an average of 43%(2) of the annual compensation for the other NEOs is at risk, with either direct performance hurdles required for delivering payouts or award value fluctuating based on stock price. The charts below demonstrate our at-risk pay mix. The charts below also demonstrate the mix of performance-based compensation (PSUs, stock options and cash bonuses) and non-performance-based compensation (base salary and RSUs) of Mr. Callahan and our other NEOs for 2018. In 2018, 54% of the CEO’s target compensation is performance-based, as is 40% of target compensation for the other NEOs.

(1)

Target grant date value is the share price at grant times the target number of PSUs and the RSUs and the Black Scholes value of stock options. Note that these values differ from the Summary Compensation Table values as the assessed grant date value of the PSUs differs based upon expected probability of achievement under FASB ASC Topic 718 at the time of the valuation.

(2)

Overall, other NEO at-risk pay and performance-based pay is significantly lower than in 2017 given the absence of a new equity grant for most of the other NEOs. As a result, for those NEOs, the values shown reflect only base salary, other compensation, and target bonuses. In 2017, 71% of other NEO total compensation was at-risk. Other NEOs do not include Messrs. Metropoulos and Toler.

Pay Program Design and Practices

The Committee oversees the design and administration of our compensation program and evaluates it against competitive practices, legal and regulatory developments and corporate governance trends. The Committee has incorporated the following leading governance features into our compensation program:

What We Do

✓   Review total compensation relative to median of a peer group of companies in similar business sectors, notably packaged foods and beverages, of comparable size and complexity

✓   Tie short-term incentives to achievement of multiple challenging financial and strategic metrics

✓   Use equity grants that require performance to earn rewards for a majority of long-term compensation, with performance share units tied to achievement of performance goals (adjusted EBITDA or TSR) and stock options that only have value if the stock price appreciates over the price at grant and creates stockholder value

✓   Maintain robust stock ownership guidelines

✓   Use an independent compensation consultant retained directly by the Committee, in its sole discretion

✓   Annually assess potential risks relating to our compensation policies and practices

What We Don’t Do

×   Incentivize participants to take excessive risks

×   Allow margining, derivative, or speculative transactions, such as hedges, pledges, and margin accounts

×   Provide excessive perquisites

×   Provide excise tax gross-ups upon termination with a change in control

×   Allow for repricing of stock options without stockholder approval

×   Provide “single-trigger” change-of-control cash payments or “single-trigger” equity acceleration

2018 Compensation Program Overview

We provide a market-competitive mix of base salary, cash incentives and equity incentives with a pay-for-performance focus to align compensation with results for our stockholders. We review target total pay relative to market median and determine individual pay based on experience and performance and special circumstances as appropriate. The following table describes our 2018 pay program, including the purpose of each element.

ELEMENT	PURPOSE	DESCRIPTION	2018 OUTCOMES
BASE SALARY	Provides competitive level of fixed pay to attract, motivate and retain highly-qualified executives		Targeted NEO salary increases were made for 2018 based on market reviews
SHORT-TERM INCENTIVES	Motivates and rewards executives for achievement of key financial results and strategic accomplishments that drive stockholder value	Short-term incentives based on performance against established targets for net revenue, adjusted EBITDA, and strategic metrics

2018 adjusted EBITDA results fell short of performance threshold and no annual bonuses were funded for NEOs. However, Mr. Callahan received a guaranteed bonus for 2018 pursuant to his employment agreement

LONG-TERM INCENTIVES

No equity grants in 2018 to NEOs, except for Messrs. Callahan’s and Daley’s sign-on equity awards of PSUs, options and RSUs

Multi-year equity grants of PSUs, options and RSUs were made to the other NEOs (other than Mr. Metropoulos) in 2017 (“2017 Grants”)

Performance- Stock Units (PSUs)

Drives operating performance: focuses executives on achievement of operating results over the long term and offers additional reward for consistent above-target performance in all performance periods

TSR achievement focuses executives on relative outperformance of like peers with like industry headwinds and tailwinds and market-based volatility

Adjusted EBITDA achievement is a strong driver of share price movement in our industry sector

Shares earned based on achievement of 2 and 3-year relative TSR vs. other food products firms for Mr. Callahan’s grant and annual adjusted EBITDA goals over a 2-year performance cycle (2018-2019) for Mr. Daley’s grant and a 3-year performance cycle (2017-2019) for the 2017 Grants

The first performance period for the 2018 grant to Mr. Callahan is ongoing. No PSUs were earned for the 2018 measurement period of Mr. Daley’s grant or the 2017 Grants, as adjusted EBITDA results were below threshold

Options	Drives share price performance: provides a strong incentive to grow the share price due to the need to see share price appreciation to realize value from the options	Stock options made up 33% of the 2018 total grant value for Mr. Callahan and 62% of the 2018 total grant value for Mr. Daley	All option grants, including options received in the 2017 Grants, are out-of-the-money based on December 31, 2018 closing share price of $10.94
Restricted Stock Units (RSUs)	Drives retention: rewards service and enhances retention of key talent while providing direct alignment with stockholders through potential gains and losses in values	RSUs made up 33% of Mr. Callahan’s 2018 total grant value and 27% of Mr. Daley’s total grant value	RSUs granted to NEOs have had direct alignment with share price movement
RETIREMENT PROGRAMS	Aligns with market-prevalent retirement programs Focuses executives on accumulating savings	401(k) program for all employees

Peer Group and Benchmarking

For 2018 benchmarking, we established a peer group of firms in similar business sectors, notably packaged foods and beverages. The peers are reviewed and selected annually by the Committee based on a number of factors. As a firm with historically strong profit margins relative to others in the sector, we focused on adjusted EBITDA as the primary selection criteria, though we also considered factors such as revenue, assets, and market capitalization as additional considerations in selecting peer firms. Our 2018 peer group is comprised of the ten companies listed below. The pay levels and award practices of these firms were considered as inputs when establishing compensation programs for our NEOs.

B&G Foods Inc.

Blue Buffalo Pet Products (1)

Farmer Bros. Co.

Flowers Foods Inc.

J&J Snack Foods Corp.

Lancaster Colony Corp.

National Beverage Corp.

Pinnacle Foods Inc. (2)

John B Sanfilippo & Son, Inc.

Tootsie Roll Industries Inc.

(1)	Blue Buffalo Pet Products was acquired by General Mills, Inc. (closed date: April 24th, 2018), and is not included in our 2019 peer group
(2)	Pinnacle Foods Inc. was acquired by Conagra Brands, Inc. (closed date: October 26th, 2018) and is not included in our 2019 peer group

Base Salary

We target market median base salary positioning. However, additional factors such as prior compensation levels, contributions to Company results, specific competitive needs, upward mobility and experience may also be considered in establishing salary levels. A comparison of our salaries versus the peers and broader market surveys indicated that salaries for certain NEOs were below market median levels. For 2018, the Committee made targeted adjustments to the base salaries of such NEOs to provide greater alignment with the market. Mr. Toler did not receive any increase as he was anticipated to retire in March 2018. Mr. Metropoulos received no additional compensation for his services as Interim President and Chief Executive Officer beyond that which he received as the Executive Chairman. Mr. Callahan became President and Chief Executive Officer on May 7, 2018. His annual base salary was constant for the period from his hiring until December 31, 2018. Annualized base salary for our NEOs, other than Mr. Metropoulos, is included in the table below:

Named Executive Officer	Annualized 2018 Base Salary	Annualized 2017 Base Salary	% Change
Andrew P. Callahan (1)	$825,000	N/A	-
Thomas A. Peterson	$375,000	$325,000	15%
Andrew W. Jacobs	$435,625	$425,000	3	% (2)
Michael J. Cramer	$360,000	$334,382	8%
Jolyn J. Sebree	$360,000	$330,414	9%
William D. Toler (1)	$540,000	$540,000	-
Stuart S. Daley (1)	$276,000	N/A	-

(1)	Value represents annual base salary. Each of Messrs. Callahan, Toler and Daley only received a pro-rata salary for his respective time as a NEO during 2018.

(2)	Consists of a cost of living adjustment provided to employees not subject to a collective bargaining agreement.

Short-Term Incentive Plan

We established the 2018 STI Plan (the “STI Plan”) with the intent to focus our senior leadership on driving business results that will lead to stockholder value creation. No incentive is payable in the event that threshold adjusted EBITDA performance levels are not achieved, as was the case in 2018. We set goals across three key metrics which we believe support stockholder value growth. Metrics and weighting in the 2018 plan include:

Metric	Weighting	Considerations
Net Revenue	40%	• Focuses the management team on delivering topline growth
Adjusted EBITDA	40%

•   Requires both topline growth as well as efficiency and cost control to deliver strong results

•   Is a strong driver of stockholder value creation in the packaged foods and beverages sector

•   Threshold performance level is required to fund any bonus across all three metrics

Strategic Metrics	20%	• Provides a focus on key initiatives to position us for growth and stockholder value delivery • Requires at least threshold EBITDA achievement to fund any bonus values for Strategic Metrics

Upon attainment of threshold, we would pay based on achievement of each individual metric. Target achievement for all three metrics would result in 100% of the target payout. The maximum potential bonus is 180% of target for maximum achievement on all three metrics.

Target bonus opportunities for the NEOs under the STI Plan were set in the first quarter of 2018 by the Committee based on comparisons to market practices and with consideration of factors such as experience, prior opportunity levels, and expected impact to the business. The target levels of performance were determined based on the Company’s Annual Operating Plan. Other than Messrs. Toler and Metropoulos, each NEO was eligible for an annual bonus in 2018 under the STI Plan. We believe that annual bonuses based on performance serve to align the interests of management and stockholders. 2018 Target STI Plan opportunities for our NEOs are detailed below:

		Base Salary	STI Target Opportunity
Name	Title		% of Salary	Value
Andrew P. Callahan	President and Chief Executive Officer	$825,000	110%	$907,500
Thomas A. Peterson	EVP, Chief Financial Officer	$375,000	75%	$281,250
Andrew W. Jacobs	EVP, Chief Operating Officer	$435,625	75%	$326,719
Michael J. Cramer	EVP, Chief Administrative Officer	$360,000	50%	$180,000
Jolyn J. Sebree	SVP, General Counsel	$360,000	50%	$180,000
Stuart S. Daley	Former SVP, Operations & Supply Chain	$276,000	50%	$138,000

Guaranteed Bonus for Mr. Callahan. Pursuant to the Callahan Employment Agreement (as described below under “Employment Agreements”), Mr. Callahan was eligible for a cash bonus for 2018 under the STI

Plan, and, in addition, for 2018, he was guaranteed a minimum annual bonus of 55% of his base salary, prorated for the portion of the year after his hiring on May 7, 2018.

Determining Awards for Strategic Goal Achievement.     In 2018, strategic objectives were established to assess performance of our NEOs in various categories. No specific weighting was assigned to the various focus areas. The strategic goals assess measurable accomplishments that accelerate achievement of our long-term strategy. As further described below, there was no funding for the Strategic Goals as the adjusted EBITDA threshold was not achieved.

2018 Financial Results and Funding.     As set out in the table below, 2018 financial performance resulted in zero funding of the STI Plan award pool. As previously stated, a minimum of 93% of the Company’s adjusted EBITDA target must be met for the plan pool to be funded for any metric, which was not achieved in 2018. As a result, there was no funding under the plan. A variety of factors contributed to these below-expectation results, though the Company believes that it is well positioned to improve financial performance in 2019.

Financial Performance Metric	Weight	Target Result		Actual Result	Payout % Achieved
2018 Net Revenue	40.0%	$893.3		$850.4	0.0%
2018 Adjusted EBITDA	40.0%	$228.1	(1)	$186.2	0.0%
2018 Strategic Metrics	20.0%	N/A		See Above	0.0%

Total	100.0%

(1)	The 2018 adjusted EBITDA target was lower than the 2017 target as a result of the expected losses of the Cloverhill Business during the first year of acquisition.

Long-Term Incentives (LTI)

We grant equity-based awards to our NEOs and key employees under the Hostess Brands, Inc. 2016 Equity Incentive Plan (“LTI Plan”) to further align the interests of eligible participants with those of our stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and our Class A common stock. The LTI Plan is intended to advance the interests of the Company and increase stockholder value by attracting, retaining and motivating key personnel through the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and/or other stock-based awards consistent with the terms of the LTI Plan.

In order to provide the management team with a meaningful incentive to grow the business and create stockholder value, we elected to provide a multi-year grant in the first quarter of 2017, including a significant portion of the grants which measured multi-year adjusted EBITDA performance (see illustration below for a design overview), as the management team had no unvested equity holdings upon the Business Combination in November 2016. Consistent with the intent of the 2017 multi-year award, we did not grant any additional 2018 equity awards to the NEOs who received a 2017 multi-year grant. The only new 2018 NEO equity awards were granted to Mr. Callahan in connection with his hiring as President and Chief Executive Officer and to Mr. Daley in connection with his hiring as Senior Vice President, Operations & Supply Chain.

2017 PSU Design Overview*

Metric	2017 Adjusted EBITDA	2018 Adjusted EBITDA	2019 Adjusted EBITDA
Weighting	33.3%	33.3%	33.3%
Funding (% of Target)	53%	0%	TBD

*	Granted to NEOs other than Messrs. Metropoulos and Callahan

The most significant change for Mr. Callahan’s awards compared to the 2017 awards was to change the applicable metric for the PSUs to a relative TSR measurement against companies in the S&P 1500 Packaged Foods & Meats sector, providing a direct focus on exceeding performance of a broader group of relevant competitors than our peer group. The Committee believes that TSR is a better indicator of long-term performance and more closely aligns the interests of our NEOs with our stockholders than adjusted EBITDA, which is subject to fluctuations within the packaged foods sector and general economic conditions unrelated to our performance relative to our peers. The Committee believes that adjusted EBITDA remains an appropriate metric for the STI Plan because of its measurement of short-term performance. Mr. Callahan’s PSU award is based on TSR achievement over two overlapping performance periods, the first is the two-year period beginning on May 7, 2018, and the second is the three-year period beginning on May 7, 2018.

2018 PSU Design Overview*

	Performance Periods	Weighting
2-Year TSR	May 7, 2018 –May 6, 2020	50%
3-Year TSR	May 7, 2018 –May 6, 2021	50%

*	Granted only to Mr. Callahan in 2018

The table below sets forth the applicable TSR targets and payout percentages for each performance period of Mr. Callahan’s PSU awards.

Minimum TSR Rank	Payout	Target TSR Rank	Payout	Maximum TSR Rank	Payout
35th percentile	50%	50th percentile	100%	75th Percentile	200%

A TSR ranking below the 35th percentile results in no payout.

The PSUs awarded to Mr. Daley, whose employment commenced in March 2018, contained the same performance goals as the PSUs previously awarded to our other NEOs in March 2017.

Target share awards granted in 2018 to our NEOs and the intended grant date fair value of such awards (assuming performance at target level) are detailed below. Note, these values differ from the Summary Compensation Table, where the disclosed values represent the probability adjusted grant date fair market value under GAAP.

Executive	PSUs (1)	PSU Value	Options	Option Value	RSUs	RSU Value	Total Shares	Total Value
Andrew P. Callahan (2)	66,372	$900,000	207,808	$900,000	66,372	$900,000	340,552	$2,700,000
Stuart S. Daley (3)	4,090	$57,219	73,400	$327,970	10,277	$143,775	87,767	$528,964

(1)

Assumes target achievement. Depending upon actual performance for each year during the performance period, the NEO may receive amounts in excess of target value, up to a maximum of 200% of the target number of shares.

(2)

Per his employment agreement, the number of Mr. Callahan’s PSUs, options and RSUs was calculated using the stock price of $13.56 on his start date. The closing stock price on the grant date was $13.99.

(3)	The value of Mr. Daley’s awards was calculated based on the stock price of $13.99 on the grant date.

The awards described above include “double-trigger” vesting in the event of a change in control of the Company. Therefore, the awards will not vest upon a change in control, unless they are not assumed or substituted by a successor or acquirer. In the event of assumption or substitution, the awards will vest if, within 12 months following the change in control and prior to the applicable vesting date, the NEO’s employment is terminated by the Company and its subsidiaries without cause or the NEO terminates his employment for good reason. In the case of PSUs, the PSUs for which performance criteria were satisfied and the target number of shares for each of the remaining performance years would vest. If Mr. Callahan’s employment is terminated for any reason other than by us for cause or by Mr. Callahan without good reason (in each case, as defined in the Callahan Employment Agreement described below), the PSUs granted to Mr. Callahan will vest based on achievement of the performance criteria through the termination date, pro-rated for Mr. Callahan’s period of employment.

On January 11, 2019, the Committee approved an annual equity grant program and granted awards of stock options, PSUs and RSUs, subject to vesting over a three-year period, to the NEOs employed by the Company at that time. The PSUs granted in 2019 measure performance based upon the Company’s TSR against the companies in the S&P 1500 Packaged Foods & Meats sector.

2018 PSU Performance Results

The 2018 adjusted EBITDA results fell short of threshold performance level for the 2018 portion of the 2017–2019 measurement period. As a result, 0% of the 2018 portion of the 2017-2019 PSU awards was earned (see table below). PSUs for which annual performance targets have been satisfied (partially or in full) remain subject to the NEO’s continued employment with the Company through December 31, 2019; however, such PSUs vest earlier upon a NEO’s termination of employment by the Company and its subsidiaries without cause or under other circumstances entitling the NEO to severance.

Performance Period	Percent Achieved
2017	53.0%
2018	0.0%
2019	TBD

Stock Ownership Guidelines

We adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in 2017 to align the interests of executives with the interests of stockholders and promote our commitment to sound corporate governance.

Determination of Guidelines

The Stock Ownership Guidelines are determined as a multiple of an executive’s base salary or a non-management director’s annual cash retainer and are then converted to a fixed number of shares. In calculating the applicable number of shares as of a given date, the stock price to be used shall be the average stock price over the twenty trading days prior to such date. The individual guidelines established for each covered person listed below (“Covered Person”) are as follows:

•	Chief Executive Officer—5x annual base salary;

•	Other Executive Officers—1x annual base salary; and

•	Non-Management Directors—5x annual cash retainer fee.

Compliance with Guidelines

Covered Persons are required to achieve their Stock Ownership Guideline within five years of becoming subject to the Guidelines. If a Covered Person’s Stock Ownership Guideline increases because of a change in title or increase in salary, such Covered Person will have the longer of the initial five-year period or, in the case of a change in title, four years and, in the case of an increase in salary, one year, from the date of the change to meet the increased guideline. Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to the Stock Ownership Guidelines.

The Committee will review each Covered Person’s compliance (or progress towards compliance) with these Stock Ownership Guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any Covered Person as it determines to be necessary or appropriate in order to achieve compliance with these Stock Ownership Guidelines.

Prohibition on Hedging/Pledging of Our Securities

To further align their interests with those of our stockholders, our directors, our employees and others acting on our behalf may not engage in short sales of our securities and may not buy or sell puts, calls or other derivative securities or otherwise engage in hedging transactions with respect to our securities. They also may not hold our securities in a margin account or, without the prior written consent of our board or the Audit Committee, otherwise pledge our securities as collateral for any loan.

Risk Assessment

We and the Committee have reviewed our compensation programs and have found that neither we nor the Committee believes that the programs create an incentive to take risks that would be materially adverse to stockholders.

Clawback

We will recoup all incentive-based compensation (including cash and equity compensation) to the extent required under the Dodd-Frank Act and any rules, regulations and listing standards issued under that act, when effective, or the LTI Plan or any other plan or policy we may adopt.

Retirement and Employee Benefit Plans

NEOs are entitled to the same benefits generally available to all full-time employees (subject to fulfilling any minimum service requirement), including the 401(k) plan and health care, life insurance and other welfare benefit programs. In designing these benefits, we seek to provide an overall level of benefits that is competitive with those offered by similar companies in the markets in which we operate. We believe that these employee benefits are necessary to enable us to compete more successfully for qualified executive talent.

Impact of Accounting

As a general matter, the Committee takes into account the various accounting implications of the compensation vehicles we employ. When determining amounts of long-term incentive grants to NEOs and employees, the Committee examines the accounting cost associated with the grants. Under accounting guidance, grants of stock options, RSUs and PSUs result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued determined in accordance with FASB ASC Topic 718. For RSUs and PSUs, the expense is generally based on the fair value of the underlying stock on the date of grant multiplied by the number of units granted amortized over the vesting period. In addition, PSUs with EBITDA-based performance measures are evaluated quarterly against the respective benchmark and the amount expensed is adjusted as necessary. For stock options, the expense is generally based on the fair value of the option on the date of grant multiplied by the number of options granted amortized over the vesting period.

Role of the Committee and the Chief Executive Officer

The Committee is composed solely of independent members of our board. The Committee reviews and approves the base salaries, annual incentive bonus programs, long-term incentive compensation and other incentive and executive benefit plans of our NEOs. The Committee, in consultation with its independent compensation consultant, analyzes the reasonableness of our NEOs’ compensation, in part by reviewing compensation data from comparable companies and from relevant other industry sources.

Decisions regarding compensation of the Chief Executive Officer are made solely by the Committee based on its deliberations with input from its independent compensation consultant. Decisions regarding other NEOs are made by the Committee after considering recommendations from the Chief Executive Officer as appropriate, as well as input from the Committee’s independent compensation consultant. Our Chief Executive Officer, and, as appropriate, General Counsel, Chief Administrative Officer, and Chief Human Resources Officer may attend the portion of the Committee’s meetings where the individual performance of each NEO is discussed. Only Committee members may vote on compensation decisions regarding the NEOs.

The Committee meets in executive session at most meetings, with its independent compensation consultant in attendance as appropriate.

Role of Independent Compensation Consultant

The Committee has retained Mercer as its independent compensation consultant to advise on the compensation for our NEOs in 2018. The independent compensation consultant generally advises the Committee on the appropriateness of our compensation philosophy, peer group selection and general executive compensation program design. During 2018, as part of its engagement with the Committee, the independent compensation consultant:

•	advised on the selection of a peer group of companies for NEO compensation comparison purposes;

•	provided guidance on industry best practices and emerging trends and developments in NEO compensation;

•	analyzed peer company proxy and other survey data as appropriate; and

•

advised on determining the total compensation of each of our NEOs and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, and (3) the structure and target amount of long-term incentive awards.

The Committee retained its independent compensation consultant directly, although in carrying out assignments, the consultant also interacted with our management to the extent necessary and appropriate. Based on a review of the SEC’s six factor assessment of compensation consultant independence, the Committee does not believe the independent compensation consultants’ work has raised any conflict of interest. The Committee has the sole authority to select, retain, and terminate the independent compensation consultants.

COMPENSATION COMMITTEE REPORT

Our Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the Committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Laurence Bodner, Chairperson

Gretchen R. Crist

Neil P. DeFeo

The information contained in the “Compensation Committee Report” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

Compensation Committee Interlocks and Insider Participation

From January 2018 through March 2018, our Talent and Compensation Committee was comprised of Laurence Bodner, Neil P. DeFeo and Jerry D. Kaminski. In April 2018, Ms. Gretchen R. Crist replaced Jerry D. Kaminski on the committee. None of the individuals who served on the Talent and Compensation Committee during 2018 or who currently serve on such committee had or have any contractual or other relationships with us except as directors, nor have any of these individuals ever been an officer or employee of our Company.

None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or Talent and Compensation Committee.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation of our NEOs for fiscal 2018, 2017 and 2016.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary (1)		Bonus (2)	Stock Awards (3)		Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Andrew P. Callahan President & CEO(7)	2018	$507,692		$297,113	$2,024,346		$928,539	$-	$31,326	$3,789,016
C. Dean Metropoulos Interim President & CEO, Exec. Chmn(8)	2018	30,000		-	-		-	-	334,003	364,003
	2017	30,000		-	-		-	-	447,073	477,073
	2016	1,324,731	(9)	-	58,107,120	(10)	-	-	2,378,149	61,810,000
Thomas A. Peterson EVP, CFO & Treasurer	2018	351,923		-	-		-	-	10,070	361,993
	2017	309,827		-	1,816,404		485,085	129,188	9,770	2,750,274
	2016	285,429		-	-		-	204,500	8,505	498,434
Andrew W. Jacobs EVP, COO	2018	430,721		-	-		-	-	10,256	440,977
	2017	371,499		-	1,665,473		1,081,895	168,938	23,205	3,311,010
	2016	317,165		-	-		-	192,900	8,957	519,022
Michael J. Cramer EVP, CAO & Asst. Secretary	2018	348,177		-	-		-	-	12,490	360,667
	2017	330,618		-	947,636		242,530	88,611	13,653	1,623,048
	2016	322,664		-	-		-	163,200	11,762	497,626
Jolyn J. Sebree SVP, GC & Secretary	2018	346,345		-	-		-	-	10,070	356,415
	2017	325,972		-	605,920		154,340	87,560	9,770	1,183,562
	2016	317,286		-	-		-	160,400	9,107	486,793
William D. Toler Former President & CEO(11)	2018	155,769		-	-		-	-	224,258	380,027
	2017	485,677		-	8,306,671		2,204,990	286,200	10,946	11,294,484
	2016	417,688		624,449	-		-	422,300	63,260	1,527,697
Stuart S. Daley Former SVP Operations and Supply Chain (12)	2018	151,824		-	143,775		327,970	-	59,169	682,738

(1)	Reflects total cash salary paid to each NEO.

(2)	For Mr. Callahan, reflects his guaranteed bonus for 2018 pursuant to the Callahan Employment Agreement described below. For Mr. Toler, reflects bonus related to the Business Combination.

(3)

For 2017, reflects the grant date fair value of restricted shares awarded to Mr. Toler and restricted stock units awarded to each of our other NEOs other than Messrs. Callahan, Daley and Metropoulos, in each case granted on March 23, 2017. For Mr. Jacobs, also reflects the grant date fair value of restricted stock units granted on December 7, 2017, in connection with his promotion to Executive Vice President and Chief Operating Officer. Also reflects shares underlying performance stock units awarded to the NEOs based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each restricted share, restricted stock unit or performance share unit granted during the fiscal year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The fair value of such performance stock units as of the grant date (March 23, 2017 for all PSUs except certain of Mr. Jacobs’ performance shares units granted in connection with his promotion to Executive Vice President and Chief

Commercial Officer, in which case the grant date was June 5, 2017), assuming the achievement of the performance conditions at the maximum level for each year during the three-year performance period is as follows:

NEO	Grant Date Fair Value
Thomas A. Peterson	$2,379,865
Andrew W. Jacobs	2,500,014
Michael J. Cramer	1,189,879
Jolyn J. Sebree	757,215
William D. Toler	$10,817,876

For 2018, reflects the grant date fair value of shares underlying restricted stock units awarded to Messrs. Callahan and Daley and shares underlying performance stock units awarded to Mr. Callahan, in each case, on August 1, 2018. Mr. Daley also received a grant of performance stock units on August 1, 2018. However, while the performance conditions applicable to the performance stock units awarded to Mr. Callahan were based upon newly established TSR goals, as described under “Compensation Discussion & Analysis” above, the performance conditions applicable to the performance stock units awarded to Mr. Daley were based upon the same goals applicable to the performance stock units awarded to our other NEOs on March 23, 2017.

The grant date fair value of the shares underlying restricted stock units awarded to Mr. Callahan and Mr. Daley is $928,544 and $143,775, respectively. The value of the shares underlying performance stock units awarded to Mr. Callahan and Mr. Daley is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date. The grant date fair value of each restricted stock unit or performance share unit was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3—Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The probable outcome of the Company’s satisfaction of the performance conditions applicable to the performance stock units awarded to Mr. Daley as of August 1, 2018 was determined to be zero. The fair value of the performance stock units awarded to Mr. Callahan as of August 1, 2018, the grant date thereof, assuming the achievement of the performance conditions at the maximum level for each year during the three-year performance period is $1,857,089. The fair value of the performance stock units awarded to Mr. Daley as of August 1, 2018, the grant date thereof, assuming the achievement of the performance conditions at the maximum level for each year during the three-year performance period is $114,438.

(4)

For 2017, reflects the grant date fair value of stock options awarded to each of our NEOs other than Messrs. Callahan, Daley and Metropoulos granted on March 23, 2017. For Mr. Jacobs, also reflects the grant date fair value of stock options granted on June 5, 2017, in connection with his promotion to Executive Vice President and Chief Commercial Officer and the grant date fair value of stock options granted on December 7, 2017, in connection with this promotion to Executive Vice President and Chief Operating Officer. The grant date fair value of each stock option granted during the fiscal year was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in “Note 3 – Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

For 2018, reflects the grant date fair value of stock options awarded to Messrs. Callahan and Daley on August 1, 2018. The grant date fair value of such stock options was computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such valuation are described in “Note 3 – Stock-Based Compensation” to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

(5)	All such amounts were paid pursuant to the terms of the STI Plan.

(6)

All Other Compensation is comprised of taxable expenses for Messrs. Callahan and Daley related to temporary living and short-term commuting, payment for use of a private aircraft pursuant to Mr. Metropoulos’ employment agreement of $300,000, costs associated with the provision of an automobile pursuant to Mr. Metropoulos’ employment agreement of $32,988, including depreciation, maintenance, insurance and registration expenses, payout to Mr. Toler of consulting fees, accrued but unused vacation days and a COBRA subsidy in connection with his retirement, matching contributions under the Company’s 401(k) plan which is a tax-qualified defined contribution plan, life insurance premiums, cell phone allowance and incentive payments to encourage our NEOs to undergo annual physical examinations. The following table summarizes “All Other Compensation” provided to the NEOs during the year ended December 31, 2018:

	Temporary Living/ Short-Term Commuting	Aircraft/ Auto	Consulting	Vacation Payout	COBRA Subsidy	401(k) Match	Life Insurance Premiums	Cell Phone Allowance	Physical Incentive Payment	Total
Andrew P. Callahan	$21,916	$-	$-	$-	$-	$8,250	$520	$640	$-	$31,326
C. Dean Metropoulos	-	332,988	-	-	-	865	-	-	150	334,003
Thomas A. Peterson	-	-	-	-	-	8,250	630	1,040	150	10,070
Andrew W. Jacobs	-	-	-	-	-	8,250	966	1,040	-	10,256
Michael J. Cramer	-	-	-	-	-	8,250	3,200	1,040	-	12,490
Jolyn J. Sebree	-	-	-	-	-	8,250	630	1,040	150	10,070
William D. Toler	-	-	200,000	10,385	9,349	3,738	486	300	-	224,258
Stuart S. Daley	53,059	-	-	3,185	-	1,592	764	569	-	59,169

(7)	Mr. Callahan became our President and Chief Executive Officer on May 7, 2018.

(8)

Mr. Metropoulos is currently Chairman of our board of directors. He served as Interim President and Chief Executive Officer from March 31, 2018 until May 6, 2018 and Executive Chairman until December 31, 2018.

(9)

For 2016, consists primarily of cash compensation paid prior to the Business Combination. Following the Business Combination, Mr. Metropoulos did not receive significant compensation and bonuses as he was primarily compensated in stock.

(10)

Consists of 5,246,000 shares subject to stock awards granted upon the closing of the Business Combination on November 4, 2016. Of the 5,246,000 shares (a) 2,496,000 shares were issued on the Closing Date and were vested but were subject to transfer restrictions until November 4, 2017 and (b) 2,750,000 shares were issuable upon achievement of earn-out targets for the 2018 fiscal year, as specified in the Executive Chairman Employment Agreement (refer to the table below in “—Outstanding Equity Awards at Fiscal Year End” for a description of these targets). The shares subject to the transfer restriction are valued at approximately $10.72 per share based on the average trading price on the Closing Date of $11.40, discounted for the transfer restriction. The remaining 2,750,000 shares are valued based on the average trading price on the Closing Date of $11.40 and are not discounted since there are no post-vesting trading restrictions. However, none of the 2,750,000 shares were issued as the earn-out targets were not achieved.

(11)

On October 12, 2017, Mr. Toler announced his retirement, which was effective on March 30, 2018. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to the impact of his retirement on his compensation. The Company and Mr. Toler agreed that on, January 1, 2018, Mr. Toler would vest in 75,000 shares of his previously awarded restricted stock in accordance with the terms of the award. A portion of his stock options vested on November 4, 2017 as scheduled but were forfeited in accordance with their terms after his retirement. The remainder of his equity awards was forfeited upon execution of his letter agreement. The amounts reported for 2017 in the columns titled “Stock Awards” and “Option Awards” include the full value of his awards.

(12)	Mr. Daley served as our Senior Vice President, Operations & Supply Chain from March 5, 2018 until September 19, 2018.

The following table provides information regarding the cash bonus opportunity for each NEO under the 2018 STI Plan and equity grants under the LTI Plan made to any NEO during 2018 and does not reflect amounts paid. Messrs. Callahan and Daley were the only NEOs who received equity grants under the LTI Plan in 2018. The other NEOs, other than Mr. Metropoulos, received multi-year equity awards in 2017 under the LTI Plan.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Thres- hold (2) ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Andrew P. Callahan	5/7/18		$297,113	$907,500	$1,633,500	—	—	—	—	—	—	—
	8/1/18	(3)	—	—	—	33,186	66,372	132,744	—	—	—	$1,095,802
	8/1/18	(4)	—	—	—	—	66,372	—	—	—	—	928,544
	8/1/18	(5)	—	—	—	—	207,808	—	—	—	$13.99	928,539
C. Dean Metropoulos	n/a		—	—	—	—	—	—	—	—	—	—
Thomas A. Peterson	3/30/18		33,750	281,250	506,250	—	—	—	—	—	—	—
Andrew W. Jacobs	3/30/18		39,206	326,719	588,094	—	—	—	—	—	—	—
Michael J. Cramer	3/30/18		21,600	180,000	324,000	—	—	—	—	—	—	—
Jolyn J. Sebree	3/30/18		21,600	180,000	324,000	—	—	—	—	—	—	—
William D. Toler	n/a		—	—	—	—	—	—	—	—	—	—
Stuart S. Daley (6)	3/30/18		16,560	138,000	248,400	—	—	—	—	—	—	—
	8/1/18	(4)	—	—	—	—	10,277	—	—	—	—	143,775
	8/1/18	(5)	—	—	—	—	73,400	—	—	—	13.99	327,970
	8/1/18	(7)	—	—	—	2,045	4,090	8,180	—	—	—	—

(1)

Consists of the cash bonus opportunities for 2018 payable pursuant to the terms of the STI Plan. Pursuant to the Callahan Employment Agreement, Mr. Callahan’s cash bonus for 2018 payable pursuant to the terms of the STI Plan was subject to a guaranteed minimum amount. No other NEO received a cash bonus for 2018. See “Compensation Discussion & Analysis” for a description of the STI Plan and “Summary Compensation Table” above.

(2)

Except for Mr. Callahan, assumes performance at threshold level with respect to Adjusted EBITDA, and below threshold performance on all other metrics. For Mr. Callahan, reflects the guaranteed minimum amount payable pursuant to the Callahan Employment Agreement.

(3)

Consists of an award of performance share units granted to Mr. Callahan on August 1, 2018. The PSUs vest as follows: 50% are subject to vesting on May 7, 2020 based upon the Company’s achievement of the applicable performance goal during the two-year performance period beginning on May 7, 2018 and ending on May 7, 2020, and 50% are subject to vesting on May 7, 2021 based upon the Company’s achievement of the applicable performance goal during the three-year performance period beginning on May 7, 2018 and ending on May 7, 2021 (each, a “PSU Vesting Date”), subject to the Committee’s certification following the applicable performance period of the extent to which the performance goal has been satisfied, and, except as otherwise provided in his employment agreement, subject further to Mr. Callahan’s continued employment with the Company through the applicable PSU Vesting Date. The number of shares reported in the table above for performance at threshold, target and maximum levels assume achievement of the applicable performance goals at threshold, target and maximum levels, respectively, for each of the performance periods in the performance cycle. The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, computed in accordance with FASB ASC Topic 718.

(4)

Consists of an award of RSUs granted on August 1, 2018. The shares underlying such RSUs are scheduled to vest in equal or nearly equal installments on each of May 7, 2019, 2020 and 2021 for Mr. Callahan and May 22, 2019, 2020 and 2021 for Mr. Daley, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon the closing stock price on the date of grant ($13.99).

(5)

Consists of an award of stock options granted on August 1, 2018. Such options are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020, 2021 and 2022 for Mr. Callahan and May 22, 2019, 2020, 2021 and 2022 for Mr. Daley, in each case assuming continued employment through the applicable vesting date. The grant date fair value reported above is based upon an option pricing model using various inputs as disclosed in our Form 10-K in accordance with FASB ASC Topic 718.

(6)

Mr. Daley served as our Senior Vice President, Operations & Supply Chain from March 5, 2018 until September 19, 2018. His bonus opportunity and unvested equity awards were forfeited upon termination of his employment.

(7)

Consists of an award of performance share units granted to Mr. Daley on August 1, 2018. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a two-year performance cycle (2018-2019), as more fully described in “Compensation Discussion & Analysis.” The number of shares reported in the table above for performance at threshold, target and maximum levels assume achievement of the applicable performance goals at threshold, target and maximum levels, respectively, for each of the performance periods in the performance cycle. The grant date fair value reported above is based upon the Company’s determination of the probable outcome of the Company’s satisfaction of the performance conditions as of the grant date, which probability was determined to be zero, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Andrew P. Callahan President & CEO	-	207,803	(3)	-	$13.99	08/01/2028			-	-		-
	-	-		-	-	-	66,372	(4)	$726,110	-		-
	-	-		-	-	-	-		-	33,186	(5)	$363,055
C. Dean Metropoulos Chairman, Former Interim President & CEO (6)	-	-		-	-	-	-		-	-		-

Thomas A. Peterson EVP, CFO	48,123	48,124	(7)	-	15.78	03/22/2027	-		-	-		-
	-	-		-	-	-	12,735	(10)	139,321	11,172	(10)	122,222
	-	-		-	-	-	31,667	(11)	346,437	-		-
Andrew W. Jacobs EVP, COO	39,374	39,375	(7)	-	15.78	03/22/2027	-		-	-		-
	30,000	90,000	(8)	-	16.38	06/04/2027	-		-	-		-
	5,000	15,000	(9)	-	13.95	12/06/2027	-		-	-		-
	-	-		-	-	-	10,420	(10)	113,995	9,141	(10)	100,003
	-	-		-	-	-	26,667	(11)	291,737	-		-
	-	-		-	-	-	2,850	(12)	31,179	2,500	(12)	27,350
	-	-		-	-	-	3,334	(13)	36,474	-		-
Michael J. Cramer EVP, CAO & Asst. Secretary	24,060	24,061	(7)	-	15.78	03/22/2027	-		-	-		-
	-	-		-	-	-	6,367	(10)	69,655	5,586	(10)	61,111
	-	-		-	-	-	16,667	(11)	182,337	-		-
Jolyn J. Sebree SVP, GC & Secretary	15,311	15,312	(7)	-	15.78	03/22/2017	-		-	-		-
	-	-		-	-	-	4,052	(10)	44,329	3,555	(10)	38,892
	-	-		-	-	-	10,667	(11)	116,697	-		-
William D. Toler Former President & CEO (14)	-	-		-	-	-	-		-	-		-

Stuart S. Daley Former SVP, Operations & Supply Chain (15)	-	-		-	-	-	-		-	-		-

(1)	Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.94 on December 31, 2018.

(2)

For performance share units, consists of the number of shares issuable upon satisfaction of remaining performance goals. For the EBITDA-based awards, the 2017 performance goal was satisfied at 57% of target level, which is above the threshold level, but performance was below the threshold level for 2018. Shares underlying performance share units for which the level of achievement has been determined are reported in the “Number of Shares or Units That Have Not Vested” column and remain subject to time-based vesting during the remainder of the performance cycle.

(3)

Consists of stock option awards awarded on August 1, 2018 in connection with Mr. Callahan’s employment. Such options are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020, 2021 and 2022, assuming continued employment through the applicable vesting date.

(4)

Consists of a grant of RSUs awarded on August 1, 2018 in connection with Mr. Callahan’s employment. The shares underlying such RSUs are subject to vesting in equal or nearly equal installments on each of May 7, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

(5)

Consists of a portion of performance share units awarded on August 1, 2018 in connection with the hiring of Mr. Callahan. Performance is based on TSR achievement over two overlapping performance periods, the first is the two-year period beginning on May 7, 2018 and the second is the three-year period beginning on May 7, 2018. The portion reported in the table above assumes performance at threshold level.

(6)

Prior to January 1, 2019, compensatory equity awards granted to Mr. Metropoulos consisted solely of an earn-out of shares granted in November 2016 that was based on achievement of performance targets for 2018. The performance targets were not achieved.

(7)

Consists of unvested portion of stock options awarded on March 23, 2017. Such options are subject to vesting in equal or nearly equal installments on November 4 of each of 2017, 2018, 2019 and 2020, assuming continued employment through the applicable vesting date.

(8)

Consists of stock options awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. Such options are subject to vesting in equal or nearly equal installments on June 5 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

(9)

Consists of stock options awarded on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such options are subject to vesting in equal or nearly equal installments on December 6 of each of 2018, 2019, 2020 and 2021, assuming continued employment through the applicable vesting date.

(10)

Consists of a portion of performance share units awarded on March 23, 2017. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The Talent and Compensation Committee determined that a portion of such goal above threshold level was attained for fiscal 2017 but for fiscal 2018 performance was below the threshold. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle. The remaining unearned portion reported in the table above assumes performance at threshold level.

(11)

Consists of remaining portion of a grant of restricted stock units on March 23, 2017 subject to continued time-based vesting requirements. Such restricted stock units vest in equal or nearly equal installments on each of January 1, 2018, November 4, 2018 and November 4, 2019, assuming continued employment through the applicable vesting date, subject to the requirement that the Company’s earnings per share as reported to investors for the fiscal year ending immediately prior to such vesting date is positive. The Talent and Compensation Committee subsequently determined that earnings per share for fiscal 2017 and fiscal 2018 was positive.

(12)

Consists of a portion of performance share units awarded on June 5, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Commercial Officer. The vesting of such performance share units is subject to achievement of annual adjusted EBITDA goals over a three-year performance cycle (2017-2019), as more fully described in “Compensation Discussion & Analysis.” The Talent and Compensation Committee has determined that a portion of such goals was attained for fiscal 2017, above threshold level, but for fiscal 2018 performance was below the threshold. The performance share units for which such goals have been achieved remain subject to time-based vesting during the remainder of the performance cycle. The remaining unearned portion reported in the table above assumes performance at threshold level.

(13)

Consists of a grant of restricted stock units on December 7, 2017 in connection with the promotion of Mr. Jacobs to Executive Vice President, Chief Operating Officer. Such restricted stock units vest in equal or nearly equal installments on each of December 6, 2018, 2019, and 2020, assuming continued employment through the applicable vesting date.

(14)	Mr. Toler’s vested options expired in June 2018 following his retirement. All of his stock awards vested or were forfeited in connection with his retirement.

(15)	Mr. Daley’s employment ceased on September 9, 2018. None of his outstanding equity awards vested prior to or in connection with his termination.

On January 1, 2019, Mr. Metropoulos received an award of 3,539 RSUs upon becoming Non-Executive Chairman, with a grant date fair value of $38,717 (for the pro rata period of service from his appointment as Non-Executive Chairman until the date of our 2019 Annual Meeting). Such RSUs shall vest upon the first to occur of (i) the 2019 Annual Meeting, (ii) October 1, 2019, (iii) his death or disability, or (iv) a change of control of the Company, in each case, subject to continued service until such vesting date, and shall be settled upon termination of his board service or if earlier, a change of control of the Company.

Option Exercises And Stock Vested

None of the NEOs exercised any stock options during fiscal 2018. However, certain restricted stock units vested on January 1, 2018, November 4, 2018 and December 6, 2018, as set forth in the table below.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Andrew P. Callahan	—	—
C. Dean Metropoulos	—	—
Thomas A. Peterson (1)	63,333	$813,512
Andrew W. Jacobs (2)	54,999	$704,854
Michael J. Cramer (1)	33,333	$428,162
Jolyn J. Sebree (1)	21,333	$274,022
William D. Toler (3)	75,000	$1,110,750
Stuart S. Daley	—	—

(1)

Includes the portion of shares underlying RSUs granted on March 23, 2017 vesting on each of January 1, 2018 and November 4, 2018. The market value as of January 1, 2018 was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day prior to such vesting date. The market value as of November 4, 2018 was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.88 on November 2, 2018, the last trading day prior to such vesting date.

(2)

Includes the portion of shares underlying RSUs granted on March 23, 2017 vesting on each of January 1, 2018 and November 4, 2018. The market value as of January 1, 2018 was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day prior to such vesting date. The market value as of November 4, 2018 was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.88 on November 2, 2018, the last trading day prior to such vesting date. Also includes the portion of shares underlying RSUs granted on December 7, 2017 vesting on December 6, 2018. The market value as of December 6, 2018 was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $11.88 on such vesting date.

(3)

Pursuant to Mr. Toler’s letter agreement relating to his retirement, such shares vested on January 1, 2018. The market value as of the vesting date was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $14.81 on December 29, 2017, the last trading day prior to the vesting date.

CEO Pay Ratio

SEC rules require us to disclose the total annual compensation of our principal executive officer for fiscal 2018, the median of the total annual compensation of all employees other than our principal executive officer, as well as their ratio to each other (the “CEO Pay Ratio”). Total annual compensation for our principal executive officer, Andrew P. Callahan, and for the median of the total annual compensation of all employees is calculated in accordance with SEC rules applicable to the Summary Compensation Table. For fiscal 2018, these amounts were as follows:

•	Our principal executive officer’s total annual compensation: $4,262,960 (annualized)

•	Our median compensated employee’s total annual compensation: $47,116

•	CEO Pay Ratio: 90.5 to 1

In determining the median compensated employee, we chose December 31, 2018 as the determination date. As of this date, we had 1,823 employees, excluding Mr. Callahan and 13 individuals who were hired as of such date, but who had yet commenced employment and did not receive any compensation in 2018. We annualized compensation of employees who were not employed with us for the full fiscal year, including Mr. Callahan. In determining our median compensated employee and calculating the CEO Pay Ratio, we did not use any of the exemptions permitted under SEC rules, nor did we rely upon any material assumptions, adjustments or estimates.

The Company believes that the CEO Pay Ratio set forth above is a reasonable estimate for fiscal 2018, determined in a manner consistent with SEC rules. The SEC rules for identifying the median compensated employee and calculating the CEO Pay Ratio based on that employee’s total annual compensation permit companies to adopt a variety of methodologies, to apply certain exemptions and to make certain assumptions, adjustments or estimates that reflect their compensation policies. Accordingly, the CEO Pay Ratio may not be comparable to the pay ratios reported by other companies, which may have used different methodologies, assumptions, adjustments or estimates in calculating their pay ratios.

Employment Agreements

We have entered into employment agreements or arrangements with Messrs. Callahan, Jacobs, Metropoulos and Toler. All descriptions are summaries only.

Andrew P. Callahan

On April 12, 2018, we entered into an employment agreement with Mr. Callahan to serve as our President and Chief Executive Officer, beginning on May 7, 2018 (the “Employment Date”), which was amended as of August 1, 2018 (as amended, the “Callahan Employment Agreement”). The Callahan Employment Agreement has a term beginning on the Employment Date and continuing for three years. The term will automatically renew for consecutive one-year periods, unless Mr. Callahan’s employment is otherwise earlier terminated or the Company or Mr. Callahan provides notice of non-renewal at least 90 days prior to the applicable expiration date. We will pay Mr. Callahan an annual base salary of $825,000. In addition, Mr. Callahan will be eligible for annual cash bonuses, with an annual target bonus of 110% of his base salary; provided that, for 2018, Mr. Callahan will be guaranteed a minimum annual bonus of 55% of his base salary, prorated from the Employment Date, unless terminated for cause. For any year after 2018, if Mr. Callahan is terminated without cause, resigns for good reason or experiences a change in control termination (in each case, as defined in the Callahan Employment Agreement), Mr. Callahan will be entitled to payment of a pro-rated bonus, based on the Company’s performance through the date of his termination of employment.

The Callahan Employment Agreement provides that Mr. Callahan is entitled to a sign-on equity grant of RSUs, non-qualified stock options and PSUs related to performance during the performance periods described below, with an aggregate grant date value of $2,700,000, subject to the terms and conditions of the Incentive Plan. Mr. Callahan’s RSUs will vest as to one-third of the award on each of the first three anniversaries of the Employment Date; non-qualified stock options will vest as to one-fourth of the award on each of the first four anniversaries of the Employment Date; and PSUs will vest as to one-half of the PSUs on May 7, 2020 based on performance during the two-year performance period beginning on May 7, 2018 and ending on May 7, 2020, and as to the remaining one-half on May 7, 2021 based on performance during the three-year performance period beginning on May 7, 2018 and ending on May 7, 2021, subject to the Committee’s certification of the performance goals and Mr. Callahan’s continued employment with the Company on the applicable PSU vesting date; provided that, if Mr. Callahan’s employment is terminated for any reason other than by the Company for cause or by Mr. Callahan without good reason, the PSUs will become vested based on achievement of the applicable performance goal through the termination date, and pro-rated for Mr. Callahan’s period of employment. Mr. Callahan is eligible to receive long-term incentive awards for each fiscal year after 2018 during the term under the LTI Plan on terms established by the Committee, with the target award or grant for fiscal years after 2018 expected to have a value of no less than the value of Mr. Callahan’s sign-on equity grant. Mr. Callahan’s sign-on equity grants, as well as subsequent equity grants and related grant agreements will incorporate the definitions of cause and good reason provided in the Callahan Employment Agreement, and will provide for full acceleration of vesting of equity in connection with a Change in Control Termination as that term is defined in the Executive Severance Plan, as in effect at the time of his termination of employment with the Company.

Under the terms of the Callahan Employment Agreement, Mr. Callahan will be eligible for reimbursement of reasonable relocation and commuting expenses.

Mr. Callahan will be entitled to severance and other benefits payable under the Executive Severance Plan (as defined below) if he experiences a qualifying termination or change in control termination, as applicable (in each case, as defined in the Executive Severance Plan, as modified by the Callahan Employment Agreement). The amount of Mr. Callahan’s severance payments and benefits is set forth in the Callahan Employment Agreement. See “Severance Arrangements” below.

The Callahan Employment Agreement also includes non-competition and non-solicitation restrictions which apply during the employment term and for a period of 18 months following termination of employment.

Andrew W. Jacobs

We entered into a letter of employment agreement with Mr. Jacobs on December 6, 2017 pursuant to which Mr. Jacobs was promoted to the role of Executive Vice President and Chief Operating Officer. Mr. Jacobs’ agreement provides for base salary of $425,000 with eligibility for annual increases and annual cash bonuses with a target amount equal to 75% of base salary. Mr. Jacobs’ agreement provides that in the event that Mr. Jacobs’ employment is terminated prior to December 6, 2019 and he becomes eligible to receive severance benefits under the Executive Severance Plan on account of such termination of employment, Mr. Jacobs will receive the greater of severance benefits provided under the Executive Severance Plan or continued payments of base salary until December 6, 2019, subject to the requirements for severance set forth in the Executive Severance Plan.

C. Dean Metropoulos

Executive Chairman Employment Agreement. Hostess Brands, LLC, Hostess Holdings and Gores entered into an Executive Chairman Employment Agreement (the “Executive Chairman Employment Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Employment Agreement, Mr. Metropoulos served as the Executive Chairman of certain subsidiaries of the Company, effective as of the Closing Date of the Business Combination and until December 31, 2018. The Executive Chairman Employment Agreement provides that Mr. Metropoulos will receive an annual base salary of $30,000 as well as a one-time issuance of 2,496,000 Class B limited partnership units in Hostess Holdings (the “Class B Units”) (and an equivalent number of shares of Class B common stock), which units and shares were subject to a one-year holding period subject to certain exceptions.

Mr. Metropoulos was entitled to (i) participate in any of our employee benefit plans, (ii) the use of an automobile provided to him by the Company, and (iii) receive a reimbursement of up to $25,000 per month for the cost of business travel using his personal aircraft consistent with past practice. We entered into an aircraft service contract with a third party in respect of Mr. Metropoulos’ aircraft and during 2018 made reimbursements of $25,000 per month by direct payments to such third party under such contract.

Mr. Metropoulos was entitled to up to 2,750,000 shares of Class A common stock (or, upon his written request, an equivalent number of shares of Class B common stock and Class B Units) upon achievement of earn-out targets for the 2018 fiscal year, as specified in the Executive Chairman Employment Agreement. In the event Mr. Metropoulos’ employment was terminated (i) as a result of his death or disability, (ii) by certain subsidiaries of the Company without “Cause,” or (iii) by Mr. Metropoulos with “Good Reason” (as those terms are defined in the Executive Chairman Employment Agreement) prior to December 31, 2018, he would have remained eligible to receive the additional earn-out payment, subject to the achievement of specified adjusted EBITDA levels for calendar 2018. None of the specified adjusted EBITDA targets were achieved. Accordingly, none of the shares were issued.

For purposes of the Executive Chairman Employment Agreement, “Cause” is defined as (A) conviction of, or plea of guilty to, a felony, that materially impairs the executive’s ability to perform his duties or (B) the executive’s gross dereliction, gross negligence or malfeasance in the performance of his duties (in either case, subject to written notice and an opportunity to cure), and “Good Reason” is generally defined as (I) any material adverse change in the executive’s title, role, or responsibilities, including removal from our board, (II) breach by certain subsidiaries of the Company of any material provision of the Executive Chairman Employment Agreement, (III) at any time on or after January 1, 2018, the executive’s good faith determination that any medical condition requires him to step down from his position and duties, or (IV) the alteration, amendment, addition to or repeal of Article IX of the certificate of incorporation of the Company or the adoption of any provision of the certificate of incorporation of the Company inconsistent with such Article IX without the executive’s prior written consent (in each case, subject to written notice and an opportunity to cure). If an “Acceleration Event” (as defined in the Executive Chairman Employment Agreement and the Master Transaction Agreement entered into in connection with the Business Combination (the “MTA”)) occurred prior to the determination of adjusted EBITDA for calendar 2018, Mr. Metropoulos was entitled to receive the total potential shares payable in respect of the earn-out payment. An Acceleration Event would have occurred if a change of control of the Company, including the sale of substantially all of the assets of the Company or certain subsidiaries, occurred and a pro-rata portion of the earn-out targets had been achieved as of the date of the change of control. An Acceleration Event would also occur, if the Company takes actions that have the primary purpose of negatively impacting adjusted EBITDA achievement.

Also, upon Mr. Metropoulos’ termination of employment with certain subsidiaries of the Company for any reason, title and ownership of the automobile was to be transferred to Mr. Metropoulos at no additional cost, subject to any taxes applicable to such transfer.

Executive Chairman Agreement. Gores entered into an Executive Chairman Agreement (the “Executive Chairman Director Agreement”) with Mr. Metropoulos on July 28, 2016 which became effective as of the closing of the Business Combination on November 4, 2016. Pursuant to the terms of the Executive Chairman Director Agreement, Mr. Metropoulos served as the Executive Chairman of the Board until December 31, 2018. The Executive Chairman Director Agreement provided that, for so long as the Metropoulos Entities in the aggregate hold at least 7.5% of the capital stock of the Company on a fully diluted basis, Mr. Metropoulos had the right to designate one member for election to the Board, which designee was Mr. Metropoulos himself so long as he was employed as the Executive Chairman of the Board. Since January 1, 2019, Mr. Metropoulos has served as Non-Executive Chairman of the Board.

William D. Toler

We entered into a letter of employment agreement with Mr. Toler on July 22, 2014 pursuant to which Mr. Toler served as our Chief Executive Officer and President until March 30, 2018. Mr. Toler’s agreement provided for base compensation with eligibility for annual increases and annual cash bonuses. Mr. Toler’s target bonus was initially 75% of his annual base salary but was increased to 100% in 2016. Mr. Toler’s agreement provided for participation in all of our normal and customary benefit plans, such as medical benefits and 401(k) plan. Mr. Toler’s agreement also provided that in the event of a change in control, he was eligible to receive severance equal to one year of base salary and target bonus if his employment was terminated by an acquiror within one year following the change in control or he was not offered employment with the same rate of base salary and target bonus for at least one year following the change in control. Such change in control benefits were superseded by the Executive Severance Plan described below. Details regarding perquisites are found in the 2018 Summary Compensation Table and accompanying footnotes.

On October 12, 2017, Mr. Toler announced his retirement and the Company and Mr. Toler entered into a letter agreement with respect to the impact of his retirement on his compensation. The Company and Mr. Toler agreed that on, January 1, 2018, Mr. Toler would vest in 75,000 shares of his previously awarded restricted stock in accordance with the terms of the award. A portion of his stock options vested on November 4, 2017 as scheduled. The remainder of his equity awards was forfeited. Mr. Toler remained eligible to continue coverage under the Company’s health insurance plan at the employee contribution rate through December 31, 2018 and he has provided the Company with a customary release and non-compete agreement.

On April 16, 2018, an operating subsidiary of the Company, entered into a consulting agreement with Mr. Toler (the “Consulting Agreement”), pursuant to which Mr. Toler assisted with the transition of the Company’s new chief executive officer, as requested by the new chief executive officer or the board of directors. The Consulting Agreement ended on June 30, 2018. Upon Mr. Toler’s successful completion of the services to be provided to our operating subsidiary under the Consulting Agreement, he received a fee of $200,000 paid in a lump sum.

Severance Arrangements

In September 2017, we adopted the HB Key Executive Severance Benefits Plan (the “Executive Severance Plan”) which provides market-aligned levels of employment protection to our executives, including our NEOs, and thereby enhances retention. The Executive Severance Plan is intended to constitute an unfunded welfare benefit plan that is established primarily for the purpose of providing certain severance benefits for eligible employees in the event of termination of employment under certain circumstances, as described below. In order to receive severance benefits under the Executive Severance Plan, a NEO must execute a release and is bound by non-competition and non-solicitation restrictions for the applicable severance period, as set forth below.

Severance benefits under the Executive Severance Plan for termination of a NEO’s employment by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason are set forth in the table below. Cash severance is paid in accordance with payroll practices over the applicable severance period indicated below.

Eligible Employee	Cash Severance Amount	Severance Period
Chief Executive Officer (1)	18 Months Base Salary	18 Months
Other NEOs	12 Months Base Salary	12 Months

(1)	See below for a description of Mr. Callahan’s severance benefits as contained in the Callahan Employment Agreement.

Severance benefits under the Executive Severance Plan for termination of a NEO’s employment by the Company and its subsidiaries other for cause or on account of disability or by the NEO for good reason, in either case, within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control are set forth in the table below. Cash severance is paid in accordance with payroll practices over the applicable severance period indicated below.

Eligible Employee	Cash Severance Amount	Severance Period
Chief Executive Officer (1)	18 Months Annual Compensation Amount (base and target bonus)	18 Months
Other NEOs	12 Months Annual Compensation Amount (base and target bonus)	12 Months

(1)	See below for a description of Mr. Callahan’s severance benefits as contained in the Callahan Employment Agreement.

In addition, if a NEO is eligible for cash severance under the Executive Severance Plan, the NEO is also entitled to receive certain outplacement benefits and employer-subsidized COBRA premiums until the earlier of the end of the severance period or the first day the NEO becomes eligible for comparable benefits under a plan of another employer.

In order to receive severance benefits under the Executive Severance Plan, a NEO must execute a release and is bound by non-competition and non-solicitation restrictions for 18 months, in the case of the Chief Executive Officer, and 12 months, in the case of the other NEOs.

Under the Executive Severance Plan, a “for cause” termination generally includes a termination on account of a NEO’s (i) neglect, failure or refusal, in any material respect, to attend to employment duties; (ii) failure to comply with employment terms in any material respect; (iii) failure to complete a performance improvement plan; (iv) failure to follow the established, reasonable and material policies, standards and regulations of the Company or its subsidiaries; (v) fraud, misappropriation of funds, or other willful engagement in misconduct; or (vi) conviction of or pleading guilty or nolo contendere to, any crime that constitutes a felony.

Under the Executive Severance Plan, termination for “good reason” generally includes termination on account of one of the following events without the NEO’s consent: (i) a material reduction in base salary or target bonus; (ii) a material reduction in authorities, duties or responsibilities (iii) relocation to an office location that is more than 50 miles from the NEO’s then-current office location and which materially increases the NEO’s commute or (iv) failure of a successor to assume the Executive Severance Plan for a period of at least 12 months following a change in control. A NEO may not terminate employment for good reason unless he or she delivers a notice based on the action or event forming the basis of such termination within 90 days after its occurrence, we fail to cure the circumstances within 30 days of receiving such notice and the NEO terminates employment within 60 days following our failure to cure.

Under the Executive Severance Plan, a “change in control” is defined by reference to the LTI Plan and generally means the occurrence of one or more of the following events: (a) any person or entity becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of its directors, including by merger, consolidation or otherwise (subject to certain limited exceptions such as an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its subsidiaries); (b) during any 12-month period, the incumbent directors ceasing to constitute a majority of the directors then serving on the Company’s board of directors; (c) consummation of a reorganization, recapitalization, merger or consolidation involving the Company (subject to certain limited exceptions); or (d) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company.

Callahan Severance Arrangements

Under the terms of the Callahan Employment Agreement, Mr. Callahan is entitled to receive the following upon termination of his employment:

(1)

In the event that Mr. Callahan’s employment with the Company is terminated for any reason, he is entitled to receive: (i) his base salary and unused vacation time up to and including the date of termination of employment, (ii) any unreimbursed expenses, and (iii) any vested accrued compensation, equity awards or benefits provided under the Company’s benefit plans upon or following a termination of employment (the “Accrued Obligations”).

(2)

Upon termination of Mr. Callahan’s employment without cause, on account of our delivery of notice of non-renewal, or for good reason (a “qualifying termination”), his cash severance amount will be 18 months of annual compensation (defined as annual base salary and target annual incentive cash bonus). Any payment of severance to Mr. Callahan will be subject to his execution and delivery of our standard release agreement.

(3)

Upon termination of Mr. Callahan’s employment without cause or for good reason, in either case, within 12 months following a change in control, or at the request of an acquirer or potential acquirer in connection with or prior to a change in control (a “change in control termination”), Mr. Callahan’s cash severance amount will be 24 months of annual compensation and his Severance Period will be 24 months.

(4)

If Mr. Callahan’s employment with the Company terminates due to death or disability (as defined in the Executive Severance Plan), Mr. Callahan (or his estate or designated beneficiary) will receive the Accrued Obligations and severance under the Callahan Employment Agreement as if such death or disability is a qualifying termination or change in control termination, as applicable.

For purposes of the Callahan Employment Agreement, cause generally includes Mr. Callahan’s (i) failure or refusal to perform his job functions, or to follow the lawful directives of the Company (other than by reason of a physical or mental impairment); (ii) commission of any felony or commission of a non-felony crime involving moral turpitude; (iii) embezzlement, misappropriation or fraud, whether or not related to employment with the Company; (iv) engagement in material dishonesty or misconduct which negatively reflects on the public reputation of the Company; (v) violation of any material written policy of the Company; (vi) breach of the restrictive covenants contained in any agreement with the Company; or (vii) material breach of the Callahan Employment Agreement or any other written agreement with the Company. In the case of prongs (i), (v) and (vii), Mr. Callahan is to be provided written notice and 30 days to cure the circumstances constituting cause, if reasonably capable of being cured.

For purposes of the Callahan Employment Agreement, change in control, disability and good reason have the meaning set forth in the Executive Severance Plan; however, good reason also includes requiring Mr. Callahan to move his principal residence to Kansas City and material breach by the Company of the Callahan Employment Agreement or any other material agreement between Mr. Callahan and the Company.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreements. The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in such table assumes termination by the Company and its subsidiaries other than for cause or on account of disability or by the NEO for good reason (a “Qualifying Termination”). No compensation is payable to the NEOs under the Executive Severance Plan upon termination by the Company and its subsidiaries for cause or disability or by the NEO without good reason. Under the Callahan Employment Agreement, the death, disability or non-renewal of the agreement by the Company constitutes a Qualifying Termination for purposes of cash severance.

Qualifying Termination without a Change in Control

NEO	Salary	Bonus		Health and Welfare Benefits (1)	Restricted Stock Units	Performance Share Units (2)	Stock Options	Total Compensation
Andrew P. Callahan	$1,237,500	$1,658,363	(3)	$30,374	--	--	--	$2,926,237
C. Dean Metropoulos (4)	--	--		--	--	--	--	--
Thomas A. Peterson	375,000	--		20,746	--	$139,321	--	535,067
Andrew W. Jacobs	435,625	--		20,749	--	145,174	--	601,548
Michael J. Cramer	360,000	--		20,751	--	69,655	--	450,406
Jolyn J. Sebree	360,000	--		20,749	--	44,329	--	425,078
William D. Toler (5)	--	--		--	--	--	--	--
Stuart S. Daley (6)	--	--		--	--	--	--	--

(1)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(2)

Reflects the accelerated vesting of performance share units for which performance criteria were satisfied as of December 31, 2018, but which remained subject to time-based vesting criteria. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.94 on December 31, 2018, the last trading day of the Company’s last completed fiscal year.

(3)	Consists of the bonus component of his cash severance payment upon a qualifying termination plus his guaranteed bonus for fiscal 2018.

(4)	Mr. Metropoulos does not participate in the Executive Severance Plan.

(5)

Mr. Toler announced his retirement on October 12, 2017 and retired on March 30, 2018. Mr. Toler’s retirement was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to his compensation. All of his equity awards were either vested prior to December 31, 2018 or forfeited. See “Employment Agreements” above.

(6)

Mr. Daley’s employment ceased on September 9, 2018. Mr. Daley’s departure was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above.

The table below reflects the amount of compensation to our NEOs in the event of termination of such NEO’s employment pursuant to the Executive Severance Plan or the respective NEO’s employment agreement or equity award agreement. The amount of compensation payable to each NEO upon termination by the Company and its subsidiaries reflected in such table assumes termination by the Company and its subsidiaries other than for cause or by the NEO for good reason, in each case within 12 months following a change in control (a “Change in Control Termination”). Under the Callahan Employment Agreement, his death or disability within 12 months following a change in control constitutes a Change in Control Termination for purposes of cash severance.

Change in Control Termination

	Salary (1)	Bonus (2)	Health and Welfare Benefits (3)	Restricted Stock Units (4)	Performance Share Units (5)	Stock Options (6)	Total Compensation
Andrew P. Callahan	$1,650,000	$2,112,113	$30,374	$726,110	$726,110	--	$5,244,707
C. Dean Metropoulos	--	--	--	--	--	--	--
Thomas A. Peterson	375,000	281,250	20,746	346,437	383,753	--	1,407,186
Andrew W. Jacobs	435,635	326,719	20,749	328,211	399,868	--	1,511,182
Michael J. Cramer	360,000	180,000	20,751	182,337	191,866	--	934,954
Jolyn J. Sebree	360,000	180,000	20,749	116,697	122,101	--	799,547
William D. Toler (7)	--	--	--	--	--	--	--
Stuart S. Daley (8)	--	--	--	--	--	--	--

(1)	Such amounts are also payable if such termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer.

(2)

Reflects each NEO’s target bonus. Under the Callahan Employment Agreement, upon a Change in Control Termination, Mr. Callahan is entitled to 24 months continued payment of his total cash “Annual Compensation Amount,” which includes base salary and bonus compensation, as well as his guaranteed bonus payment for fiscal 2018, and under the Executive Severance Plan, each other NEO is entitled to 12 months continued payment of his or her respective “Annual Compensation Amount.” Such amounts are also payable if such termination occurs prior to a change in control, if such termination is at the request of an acquirer or potential acquirer.

(3)	Reflects the estimated value of outplacement services and employer-subsidized COBRA premiums.

(4)

Reflects the accelerated vesting of restricted stock units. Such restricted stock units would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.94 on December 31, 2018, the last trading day of the Company’s last completed fiscal year.

(5)

Reflects the accelerated vesting of performance share units for which performance criteria were satisfied as of December 31, 2018, but which remained subject to time-based vesting criteria, and the target number of performance share units for the 2019 performance year. Such performance share units would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.94 on December 31, 2018, the last trading day of the Company’s last completed fiscal year.

(6)

Reflects the accelerated vesting of in-the-money stock options. Such stock options would also vest upon termination on account of disability. Market value was calculated based upon the closing price of the Company’s shares of Class A common stock on NASDAQ of $10.94 on December 31, 2018, the last trading day of the Company’s last completed fiscal year, minus the option exercise price. All stock options held by each of the NEOs were out-of-the-money as of December 31, 2018.

(7)

Mr. Toler announced his retirement on October 12, 2017 and retired on March 30, 2018. Mr. Toler’s retirement was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above. In connection with his retirement, the Company and Mr. Toler entered into a letter agreement with respect to his compensation. All equity awards not reported in the table above were either vested prior to December 31, 2018 or forfeited. See “Employment Agreements” above.

(8)

Mr. Daley’s employment ceased on September 19, 2018. Mr. Daley’s departure was not a termination for good reason and did not result in the payment of, or entitlement to, any of the benefits described above.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections and summarized below, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 22. We urge our stockholders to review the complete Executive Compensation section included in this proxy statement for more information.

Selected 2018 Business Highlights

In 2018, we acquired Cloverhill Business, adding new brands to our portfolio and enabling us to expand our Hostess® breakfast offerings. The Company continued to grow its point of sale results ahead of the sweet baked goods category in 2018 and expanded its market share. The addition of the Cloverhill Business is expected to improve our long-term financial outlook, though it required significant investments to transform and integrate the business into the Company, which had a negative impact on our 2018 financial results. In 2018, we continued to build on our core competencies, which include enhancing our strong brand, delivering consumer-relevant innovation, and maintaining and growing collaborative customer partnerships. However, our financial results were below our 2018 annual operating plan targets.

In 2018(1):

•	the Company achieved net revenue growth of 9.6% to $850.4 million;

•	the Company’s adjusted EBITDA fell by 19.1% to $186.2 million;

•

the Company acquired the Cloverhill Business and transformed it to deliver significantly improved profit margins beginning in 2019 while also enabling expansion of the Hostess® brand in breakfast products; and

•	the Company executed a multi-faceted price increase to partially offset inflationary pressures from transportation and production input costs.

While net revenue in 2018 exceeded 2017 performance, adjusted EBITDA declined for that same period. The overall decline in adjusted EBITDA was largely driven by the short-term performance of the Cloverhill Business, higher costs and other inflationary pressures, including customer allowances and transportation costs.

Our 2018 financial results were also below annual operating plan targets set for the year, primarily because of higher costs, inflationary pressures and the reduced display volume specific to the mass retailer channel. Management has taken several initiatives to position the Company for success in 2019, including the transformation of the Cloverhill Business and pricing actions to partially offset the impact of inflationary pressures.

(1)

The presentation of financial results for the year ended December 31, 2018 includes certain non-GAAP financial measures and comparisons to the year ended December 31, 2017. For a complete presentation of our financial results for the years ended December 31, 2018 and 2017 and a reconciliation of non-GAAP financial measures to the most comparable GAAP financial measures, please see the section titled “Selected Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 27, 2019.

Overview of 2018 Executive Compensation

Our executive compensation program is designed to promote the creation of long-term stockholder value by paying for performance, attracting and retaining valuable team members and aligning the interests of our named executive officers with those of our stockholders. Our fiscal 2018 executive officer compensation program consisted of base salary, annual performance-based cash bonus, equity awards in the form of options to purchase our shares, restricted stock units, and performance share awards that are earned upon the achievement of adjusted EBITDA targets or TSR (as applicable), benefits generally available to all of our salaried employees and limited prerequisites. The fixed components (base salary and benefits) of our named executive officer compensation are designed to be competitive in order to induce talented executives to join our Company. The cash bonus is tied specifically to the achievement of Company-wide objectives and is designed so that above-average performance is rewarded with above-average rewards but capped to avoid windfall payments. The equity awards are subject to both performance and time-based vesting, which will reward sustained performance that is aligned with long-term stockholder interests. In 2017, the Committee made a one-time grant of equity awards to our NEOs intended to cover a multi-year period because they had no outstanding equity awards upon the Business Combination. Such awards were intended to provide a more substantial incentive to deliver strong operating results and grow stockholder value. Equity awards in 2018 granted to our named executive officers were only made in connection with new hirings. In January 2019, the Committee made new annual grants of stock options, RSUs and PSUs that will vest over three years. By tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our stockholders.

Our 2018 financial performance was below threshold levels for both the STI Plan as well as the second year of the 2017–2019 PSU performance period. Accordingly, except for Mr. Callahan, who was entitled to a guaranteed bonus in 2018 pursuant to the Callahan Employment Agreement, no bonuses were awarded to our NEOs. In addition, no shares were earned under the PSU awards for the 2018 performance period. PSUs awarded under the LTI Plan and earned thereunder in 2017 continue to be subject to time based vesting through the end of 2019.

Our board of directors believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the company’s named executive officers for the fiscal year ended December 31, 2018, as disclosed in this proxy statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required

The say-on-pay proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

The say-on-pay vote is advisory, and therefore not binding on our company, our compensation committee, or our board of directors. Although non-binding, the vote will provide information to our compensation committee and our board of directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee and our board of directors will be able to consider when determining executive compensation for the years to come.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, AS DESCRIBED IN THE “COMPENSATION DISCUSSION AND ANALYSIS” AND “EXECUTIVE COMPENSATION” SECTIONS AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT COMMITTEE

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and KPMG the consolidated balance sheets of the Company as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2018 and 2017 and for the period November 4, 2016 through December 31, 2016, and the related notes, as well as the consolidated statements of operations, partners’ equity (deficit), and cash flows for the period January 1, 2016 through November 3, 2016 of Hostess Holdings, L.P. and subsidiaries, and the related notes.

The committee discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees, and other applicable regulations. This included a discussion of KPMG’s judgments as to the quality, not just the acceptability, of our Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from KPMG, written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The committee and KPMG also discussed KPMG’s independence from management and our Company, including the matters covered by the written disclosures and letter provided by KPMG.

The committee discussed with KPMG the overall scope and plans for its audit. The committee meets with KPMG, with and without management present, to discuss the results of KPMG’s examinations, its evaluations of our Company, the internal controls, and the overall quality of the financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

The report has been furnished by the Audit Committee to our board of directors.

Craig D. Steeneck, Chairperson
Laurence Bodner
Jerry D. Kaminski

The information contained in the “Report of the Audit Committee” is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933 unless and only to the extent that the Company specifically incorporates it by reference.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2019 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Prior to the Business Combination, KPMG served as the independent registered public accounting firm for Gores Holdings, Inc. In addition, Hostess Holdings also engaged KPMG as its independent registered public accounting firm prior to the Business Combination. Accordingly, KPMG has provided auditing and accounting services to both Hostess Holdings and the Company for the periods prior to and following the Business Combination.

Aggregate fees billed to our Company for audit services rendered by KPMG LLP for the audits of the Company’s annual financial statements for 2018 and 2017 and other services rendered by KPMG LLP during 2018 and 2017 are as follows. The decrease in Audit Fees from 2017 to 2018 was primarily attributed to lower fees in 2018 associated with the audit under Sarbanes-Oxley Section 404(b) compared to 2017, the first year for which the Company was subject to such audit requirement:

	December 31, 2018	December 31, 2017
Audit fees (1)	$ 1,869,157	$ 2,465,243
Audit-related fees (2)	21,050	68,750
Tax fees (3)	470,363	1,147,416
All other fees	-	-

Total	$ 2,360,570	$ 3,681,409

(1)

Audit fees include (i) fees associated with the audits of the Company’s consolidated financial statements, including fees associated with the audit under Sarbanes-Oxley Section 404(b); (ii) reviews of the Company’s interim quarterly consolidated financial statements and (iii) comfort letters, consents and other items related to Securities and Exchange Commission matters.

(2)	Audit-related fees include consultation services.

(3)	Tax fees consist primarily of tax consultation services and tax compliance for the Company.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures for the pre-approval of audit services, internal control-related services and permitted non-audit services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

All of the services provided by KPMG described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

Vote Required

Ratification of the appointment of KPMG to audit the consolidated financial statements of our Company for the fiscal year ending December 31, 2019 will require the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF OUR COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than ten percent of our Class A common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock. Directors, executive officers, and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2018, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than ten percent of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, April 12, 2019, by the following:

•	each of our directors and named executive officers who were serving with the Company as of such date;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of the record date, April 12, 2019. Shares of Class A common stock or Class B common stock issuable upon exercise of options or warrants currently exercisable or exercisable within 60 days, as well as shares of Class A common stock issuable upon exchange of shares of Class B common stock are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 101,301,842 shares of Class A common stock and, with respect to Mr. Metropoulos and our directors and executive officers as a group, 28,999,784 Class B common stock, in each case outstanding as of April 12, 2019.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 1 E. Armour Boulevard, Kansas City, Missouri 64111.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
NEOs and Directors:
C. Dean Metropoulos (1)	30,458,723	23.2%
Laurence Bodner (2)	26,609	*
Andrew P. Callahan (3)	74,076	*
Gretchen R. Crist (4)	7,958	*
Neil P. DeFeo (5)	33,609	*
Jerry D. Kaminski (6)	16,609	*
Craig D. Steeneck (7)	34,209	*
Michael J. Cramer (8)	64,078	*
Andrew W. Jacobs (9)	151,256	*
Thomas A. Peterson (10)	91,424	*
Jolyn J. Sebree (11)	29,759	*
All Directors and Executive Officers as a Group (15 persons) (12)	31,014,129	23.6%
5% Stockholders
C. Dean Metropoulos (1)	30,458,723	23.2%
Wellington Management Group LLP (13)	9,314,340	9.2%
The Vanguard Group (14)	8,652,944	8.5%
Northwestern Mutual Life Insurance Company (15)	8,169,644	8.1%
Champlain Investment Partners, LLC (16)	7,449,950	7.4%
BlackRock, Inc. (17)	6,886,570	6.8%
Platinum Equity, LLC (18)	6,525,864	6.3%
Dimensional Fund Advisors LP (19)	6,402,025	6.3%
River Road Asset Management LLC (20)	6,081,153	6.0%
Janus Henderson Group plc (21)	5,960,114	5.9%
Cardinal Capital Management, LLC (22)	5,395,008	5.3%

*	Less than 1% of the outstanding shares of common stock.

(1)

Based upon information contained in Amendment No. 1 to Schedule 13D filed by the beneficial owner with the SEC on April 24, 2017 and Form 4s filed by the beneficial owner with the SEC on January 4, 2018, January 3, 2019, April 4, 2019 and April 5, 2019. Consists of (i) 455,400 shares of Class A common stock; (ii) 3,539 shares of Class A common stock issuable upon vesting of RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting, (iii) 1,000,000 shares of Class A common stock issuable upon exercise of 2,000,000 Private Warrants; (iv) 1,834,300 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM HB Holdings LLC of which Mr. Metropoulos directly holds a majority of the limited liability company membership interests and the remaining minority of limited liability company membership interests are held by CDM HB Holdings Corp., whose sole shareholder is Mr. Metropoulos; (v) 26,203,012 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by Hostess CDM Co-Invest, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof; and (vi) 962,472 shares of Class B common stock (which may be exchanged for shares of Class A common stock) held by CDM Hostess Class C, LLC, of which Mr. Metropoulos may be deemed to have beneficial ownership as a result of his control thereof.

(2)

Consists of (i) 10,000 shares of Class A common stock, (ii) 9,482 fully vested restricted stock units representing the right to receive an equivalent number of shares of Class A common stock (“Deferred Stock”) and (iii) 7,127 shares underlying RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting.

(3)	Consists of (i) 22,124 shares of Class A common stock and (ii) 51,952 options to purchase Class A common stock.

(4)	Consists of (i) 831 shares of Deferred Stock and (ii) 7,127 shares underlying RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting.

(5)

Consists of (i) 17,000 shares of Class A common stock, (ii) 9,482 shares of Deferred Stock and (iii) 7,127 shares underlying RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting.

(6)	Consists of (i) 9,482 shares of Deferred Stock and (ii) 7,127 shares underlying RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting.

(7)

Consists of (i) 17,600 shares of Class A common stock, (ii) 9,482 shares of Deferred Stock and (iii) 7,127 shares underlying RSUs scheduled to vest no later than the date of the Company’s 2019 Annual Meeting.

(8)	Consists of (i) 37,018 shares of Class A common stock held directly, (ii) 3,000 shares of Class A common stock held in an IRA and (iii) 24,060 options to purchase Class A common stock.

(9)	Consists of (i) 46,882 shares of Class A common stock held directly and (ii) 104,374 options to purchase Class A common stock.

(10)	Consists of (i) 43,301 shares of Class A common stock and (ii) 48,123 options to purchase Class A common stock.

(11)	Consists of (i) 14,448 shares of Class A common stock and (ii) 15,311 options to purchase Class A common stock.

(12)	Includes 25,819 shares beneficially owned by executive officers not individually listed in the table.

(13)

Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 12, 2019. Includes (i) 9,314,340 shares of Class A common stock of which Wellington Management Group LLP has shared dispositive power, including 7,928,667 shares of Class A common stock of which Wellington Management Group LLP has shared voting power through one or more investment adviser subsidiaries. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(14)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 12, 2019, 8,540,380 shares are owned directly by The Vanguard Group, Inc. (“Vanguard”). In addition, in the filing, Vanguard states that they may be deemed to be the indirect beneficial owner of (i) 86,564 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard and (ii) 36,316 shares owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on January 31, 2017. 7,556,920 shares are owned directly by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”). In addition, Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 285,938 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account, and (ii) 326,786 shares are owned by Northwestern Mutual Capital Strategic Equity Fund IV, LP, an affiliate of Northwestern Mutual. The business address of Northwestern Mutual is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(16)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 13, 2019. Includes 7,449,950 shares of Class A common stock owned by funds advised by Champlain Investment Partners, LLC, including 7,449,950 shares of which the reporting person has the sole power to dispose or direct the disposition and 5,167,840 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Champlain Investment Partners, LLC is 180 Battery Street, Burlington, VT 05401.

(17)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 4, 2019. Includes 6,886,570 shares of Class A common stock of which BlackRock, Inc. (“BlackRock”) has sole dispositive power and securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.

(18)

Based upon a Statement on Schedule 13D/A filed on October 1, 2018. Consists of (i) 3,773,375 shares of Class A Common Stock owned by Platinum Equity, LLC (“Platinum”), and (ii) 2,752,489 shares of Class A Common Stock issuable upon exercise of 5,504,978 Private Placement Warrants owned by Platinum. Tom Gores is a managing member of Platinum and may be deemed to have beneficial ownership of the securities held by Platinum. The business address of Platinum is c/o Gores Sponsor LLC, 9800 Wilshire Blvd., Beverly Hills, CA 90212.

(19)

Based solely on the statement on Schedule 13G filed by the beneficial owner on February 8, 2019. Includes 6,402,025 shares of Class A common stock owned by funds advised by Dimensional Fund Advisors LP, including 6,402,025 shares of which the reporting person has the sole power to dispose or direct the disposition and 6,241,785 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(20)

Based solely on the statement on Schedule 13G filed by the beneficial owner on February 6, 2019. Includes 6,081,153 shares of Class A common stock owned by Funds advised by River Road Asset Management, LLC, including 6,081,153 shares of which the reporting person has the sole power to dispose or direct the disposition and 5,782,308 shares of which the reporting person has the sole power to vote or direct the voting. The business address of River Road Asset Management, LLC is 462 S. 4th Street, Suite 2000, Louisville, KY 40202.

(21)

Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 12, 2019. Janus Henderson Group plc has an indirect 100% ownership stake in Perkins Investment Management LLC (“Perkins”), Janus Capital Management LLC (“Janus Capital”) and in several other asset managers (each, an “Asset Manager” and collectively, the “Asset Managers”). Each Asset Manager is a registered investment adviser, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). Consists of (i) 4,794,557 shares of Class A common stock beneficially owned by Janus Capital as a result of its role as investment advisor or sub-advisor to the Managed Portfolios and (ii) 1,165,557 shares of Class A common stock beneficially owned by Perkins as a result of its role as investment advisor or sub-advisor to the Managed Portfolios. The business address of Janus Henderson Group plc is 201 Bishopsgate, London, X0 EC2M 3AE.

(22)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 14, 2019. Includes 5,395,008 shares of Class A common stock owned by funds advised by Cardinal Capital Management, LLC, including 5,395,008 shares of which the reporting person has the sole power to dispose or direct the disposition and 3,465,971 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Cardinal Capital Management, LLC is Four Greenwich Office Park, Greenwich, CT 06831.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements, we describe below transactions and series of similar transactions during our last three fiscal years to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.

The following persons and entities that participated in the transactions listed in this section were “related persons” (as defined below) at the time of the transaction:

Tax Receivable Agreement

We are party to a Tax Receivable Agreement (the “Tax Receivable Agreement”), entered into in connection with the Business Combination, that provides for the payment by us to the Legacy Hostess Equityholders of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in certain circumstances) as a result of: (i) certain increases in tax basis resulting from the Business Combination; (ii) certain tax attributes of Hostess Holdings and its subsidiaries existing prior to the Business Combination; (iii) certain increases in tax basis resulting from exchanges of Class B Units; (iv) imputed interest deemed to be paid by the Company as a result of payments that it makes under the Tax Receivable Agreement; and (v) certain increases in tax basis resulting from payments that the Company makes under the Tax Receivable Agreement. It is expected that we will benefit from the remaining 15% cash savings, if any, in income tax that we realize.

On April 10, 2017, AP Hostess Holdings, LP (“AP Hostess LP”), one of the entities of the Apollo Funds, and the Metropoulos Entities entered into that certain Letter Agreement Regarding Tax Receivable Agreement (the “Letter Agreement”), pursuant to which AP Hostess LP assigned to the Metropoulos Entities a portion of its rights under the Tax Receivable Agreement.

On January 26, 2018, we entered into a Buyout and Amendment Agreement (the “Buyout Agreement”) with the Legacy Hostess Equityholders. The Buyout Agreement terminated all future payments payable to AP Hostess LP under the Tax Receivable Agreement in exchange for a payment of $34,000,000, which was made by the Company to AP Hostess LP on January 26, 2018. The Buyout Agreement does not affect the portion of the rights under the Tax Receivable Agreement assigned by AP Hostess LP to the Metropoulos Entities pursuant to the Letter Agreement. In addition, the Buyout Agreement provided that if the Company entered into a definitive agreement on or before January 26, 2019 and that agreement resulted in a change in control (as defined in the Tax Receivable Agreement), the Company would be required to make an additional payment of $10,000,000 to AP Hostess LP (the “COC Payment”). We did not enter into any such agreement and no COC Payment was due. Further, the Buyout Agreement amended the Tax Receivable Agreement such that AP Hostess LP is no longer a party to the Tax Receivable Agreement, except with respect to certain reporting and confidentiality obligations.

Exchange Agreement

We are party to an Exchange Agreement (the “Exchange Agreement”) which was entered into in connection with the Business Combination. Pursuant to the Exchange Agreement, the Metropoulos Entities and such other holders of Class B Units from time to time party thereto will be entitled to exchange Class B Units and surrender shares of the Company’s Class B common stock for cancellation, in exchange for, at the option of the Company, a number of shares of the Company’s Class A common stock or the cash equivalent of such shares.

Registration Rights Agreement

We are party to a Registration Rights Agreement (the “Registration Rights Agreement”) with Gores Sponsor LLC, the Legacy Hostess Equityholders, Mr. Metropoulos, Mr. Randall Bort, Mr. William Patton and Mr. Jeffery Rea (the “Restricted Stockholders”).

The Restricted Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, each Restricted Stockholder is entitled to participate in six demand registrations and will also have certain “piggyback” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts, selling commissions and expenses related to the sale of shares to fund the indemnification obligations of the Legacy Hostess Equityholders under the MTA.

In addition, the Registration Rights Agreement required our Sponsor, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea to vote all of their shares of Class A common stock in favor of the election to the Board of Mr. Metropoulos or his designee prior to December 31, 2018.

We have agreed to indemnify each of the stockholders that is a party to the Registration Rights Agreement against certain liabilities in connection with a demand or piggyback registration of shares of Class A common stock, including under the Securities Act.

Earn-Out Obligation

In connection with the Business Combination, we agreed to grant additional shares to the Metropoulos Entities contingent on the Company attaining certain EBITDA targets for the year ended December 31, 2017. In addition, we agreed to grant additional shares to Mr. Metropoulos as part of the Executive Chairman Agreement if certain EBITDA targets were met for the year ending December 31, 2018. We did not meet the EBITDA targets in either year, and no amounts were accrued.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that we will indemnify and advance expenses to our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and executive officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

There is no pending litigation or proceeding involving any of our directors or executive officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “Related Persons”. For the purposes of the policy, “Related Persons” will include our executive officers, vice presidents, directors and director nominees or their immediate family members, stockholders owning 5% or more of our outstanding common stock or any entity in which any of the foregoing persons is an employee, general partner, principal or holder of a 5% or more ownership interest.

Our related person transactions policy requires that all related person transactions must be reported in advance to our Audit Committee for review and approval. In reviewing any such related person transaction, the Audit Committee will consider all of the material facts of such transaction and whether the transaction is fair and reasonable to the Company including consideration of the following factors to the extent pertinent:

•	the position within or relationship of the Related Person with the Company;

•	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

•

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

•	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

•	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

•

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls and procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction. In approving or rejecting any related person transaction, the Audit Committee or the disinterested members of the Audit Committee, as applicable, is required to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2020 Annual Meeting of Stockholders must be submitted to us no later than December 21, 2019.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2019 but not submitted for inclusion in the proxy statement for our 2020 Annual Meeting of Stockholders pursuant to Rule 14a-8, must be received by us no earlier than January 31, 2020 and no later than March 1, 2020, unless we change the date of our 2019 annual meeting more than 45 days before or after May 30, 2020, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 1 E. Armour Boulevard, Kansas City, Missouri 64111.

OTHER MATTERS

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

Dated: April 19, 2019

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet or Telephone - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail    HOSTESS BRANDS, INC.    Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. VotessubmittedelectronicallyovertheInternetor by telephone must be received by 6:00 p.m., Central Time, on May 29, 2019. INTERNET/MOBILE –www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.     FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED     PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, AND FOR PROPOSAL 3.    1. Election of Directors FOR all WITHOUT AUTHORITY (1) C. Dean Metropoulos Nominees to vote (except as marked listed to the to the contrary for all (2) Laurence Bodner left nominees listed to the left) (3) Neil P. DeFeo 3. Ratification of KPMG LLP as independent FOR AGAINST ABSTAIN registered public accounting firm.    (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. 2018 compensation paid to named FOR AGAINST ABSTAIN executive officers (advisory). CONTROL NUMBER Signature Signature, if held jointly Date    , 2019. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders The 2019 Proxy Statement and the 2018 Annual Report to Stockholders are available at: http://www.cstproxy.com/hostessbrands/2019     FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS HOSTESS BRANDS, INC. The undersigned appoints Andrew P. Callahan, Thomas A. Peterson and Jolyn J. Sebree and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Hostess Brands, Inc. held of record by the undersigned at the close of business on April 12, 2019 at the Annual Meeting of Stockholders of Hostess Brands, Inc., to be held on May 30, 2019 at 10:00 a.m. local time, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF PROPOSAL 2, “FOR” PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (continued and to be marked, dated and signed, on the other side)